Exhibit 99.6
The information included in this exhibit is presented for informational purposes only in connection with the change in reportable segments as described in the accompanying Form 8-K. The information included in this exhibit does not reflect events occurring after March 3, 2014, the date on which we filed our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (the “2013 Form 10-K”), and does not modify or update the disclosures included in the 2013 Form 10-K in any way, other than as required to reflect the change in reportable segments as described in the accompanying Form 8-K and as set forth in the exhibits attached thereto. You should therefore read this information in conjunction with the 2013 Form 10-K and in conjunction with our Quarterly Report on Form 10-Q for the period ended March 31, 2014, which we filed on May 14, 2014.

ITEM 8.	FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
The following consolidated financial statements and schedule of the Company for the periods indicated are included in this Exhibit 99.6.

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
VWR Funding, Inc.:
We have audited the accompanying consolidated balance sheets of VWR Funding, Inc. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income or loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule as listed on the index on page 1. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of VWR Funding, Inc. and subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.
As discussed in Note 3 to the consolidated financial statements, the Company has changed its method of accounting for the presentation of unrecognized tax benefits in 2013 due to the adoption of ASU 2013-11 Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit Carryforward Exists.
/s/ KPMG LLP
Philadelphia, Pennsylvania
March 3, 2014, except for Note 18, as to which the date is May 14, 2014

VWR FUNDING, INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In millions, except share data)

	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$135.6	$139.8
Compensating cash balance	25.9	246.9
Trade accounts receivable, less reserves of $14.8 and $14.4, respectively	585.6	596.9
Other receivables	68.5	61.8
Inventories	365.1	330.0
Other current assets	35.1	35.9
Total current assets	1,215.8	1,411.3
Property and equipment, net	247.6	234.1
Goodwill	1,926.5	1,877.4
Other intangible assets, net	1,724.5	1,787.2
Deferred income taxes	7.3	11.8
Other assets	87.3	80.2
Total assets	$5,209.0	$5,402.0
Liabilities, Redeemable Equity Units and Stockholders’ Equity
Current liabilities:
Current portion of debt and capital lease obligations	$71.0	$393.5
Accounts payable	462.7	412.4
Accrued expenses	212.1	202.1
Total current liabilities	745.8	1,008.0
Long-term debt and capital lease obligations	2,783.4	2,755.1
Other long-term liabilities	137.3	141.2
Deferred income taxes	446.1	463.7
Total liabilities	4,112.6	4,368.0
Redeemable equity units	41.1	41.4
Commitments and contingencies (Note 16)
Stockholders’ equity:
Common stock, $0.01 par value; 1,000 shares authorized, issued and outstanding	—	—
Additional paid-in capital	1,353.4	1,356.7
Accumulated deficit	(300.6)	(314.7)
Accumulated other comprehensive income (loss)	2.5	(49.4)
Total stockholders’ equity	1,055.3	992.6
Total liabilities, redeemable equity units and stockholders’ equity	$5,209.0	$5,402.0
See accompanying notes to consolidated financial statements.

VWR FUNDING, INC. AND SUBSIDIARIES
Consolidated Statements of Operations
(In millions)

	Year Ended December 31,
	2013	2012	2011
Net sales	$4,187.8	$4,129.4	$4,161.1
Cost of goods sold	2,991.5	2,962.0	2,981.6
Gross profit	1,196.3	1,167.4	1,179.5
Selling, general and administrative expenses	942.3	915.4	913.6
Operating income	254.0	252.0	265.9
Interest income	1.1	2.3	2.8
Interest expense	(191.8)	(201.8)	(202.4)
Other income (expense), net	(38.8)	(15.1)	21.8
Loss on extinguishment of long-term debt	(2.0)	(25.5)	—
Income before income taxes	22.5	11.9	88.1
Income tax provision	(8.4)	(8.1)	(30.4)
Net income	$14.1	$3.8	$57.7
See accompanying notes to consolidated financial statements.

VWR FUNDING, INC. AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income or Loss
(In millions)

	Year Ended December 31,
	2013	2012	2011
Net income	$14.1	$3.8	$57.7
Other comprehensive income (loss), net of taxes:
Foreign currency translation:
Net unrealized gain (loss) arising during the period	40.6	35.3	(50.0)
Derivative instruments:
Net unrealized gain (loss) arising during the period	2.6	0.5	(1.5)
Reclassification of (gains) losses into earnings	(3.4)	3.4	4.6
Defined benefit plans:
Net unrealized gain (loss) arising during the period	10.6	(9.2)	(13.8)
Reclassification of actuarial losses into earnings	1.5	0.8	0.3
Other comprehensive income (loss)	51.9	30.8	(60.4)
Comprehensive income (loss)	$66.0	$34.6	$(2.7)
See accompanying notes to consolidated financial statements.

VWR FUNDING, INC. AND SUBSIDIARIES
Consolidated Statements of Stockholders’ Equity
(In millions, except share data)
For the Years Ended December 31, 2013, 2012 and 2011

	Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total
	Shares	Amount
Balance at January 1, 2011	1,000	$—	$1,361.2	$(376.2)	$(19.8)	$965.2
Capital contributions from parent	—	—	2.8	—	—	2.8
Share-based compensation expense associated with our parent company equity plan	—	—	2.3	—	—	2.3
Reclassifications of redeemable equity units	—	—	(6.8)	—	—	(6.8)
Net income	—	—	—	57.7	—	57.7
Other comprehensive loss	—	—	—	—	(60.4)	(60.4)
Balance at December 31, 2011	1,000	—	1,359.5	(318.5)	(80.2)	960.8
Capital contributions from parent	—	—	0.4	—	—	0.4
Share-based compensation expense associated with our parent company equity plan	—	—	0.9	—	—	0.9
Reclassifications of redeemable equity units	—	—	(4.1)	—	—	(4.1)
Net income	—	—	—	3.8	—	3.8
Other comprehensive income	—	—	—	—	30.8	30.8
Balance at December 31, 2012	1,000	—	1,356.7	(314.7)	(49.4)	992.6
Capital contributions from parent	—	—	1.4	—	—	1.4
Share-based compensation expense associated with our parent company equity plan	—	—	0.6	—	—	0.6
Reclassifications of redeemable equity units	—	—	(5.3)	—	—	(5.3)
Net income	—	—	—	14.1	—	14.1
Other comprehensive income	—	—	—	—	51.9	51.9
Balance at December 31, 2013	1,000	—	$1,353.4	$(300.6)	$2.5	$1,055.3
See accompanying notes to consolidated financial statements.

VWR FUNDING, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In millions)

	Year Ended December 31,
	2013	2012	2011
Cash flows from operating activities:
Net income	$14.1	$3.8	$57.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	130.0	125.9	120.9
Net unrealized translation loss (gain)	41.6	16.0	(22.7)
Net unrealized gain on interest rate swaps	—	(12.3)	(22.9)
Impairments of intangible assets	2.8	—	3.3
Share-based compensation expense	0.6	0.9	2.3
Amortization of debt issuance costs	7.6	11.5	9.6
Deferred income tax benefit	(28.9)	(26.3)	(4.4)
Loss on extinguishment of long-term debt	2.0	25.5	—
Other, net	0.4	3.8	6.0
Changes in working capital, net of business acquisitions:
Trade accounts receivable	25.9	(14.3)	(23.3)
Inventories	(28.4)	(4.1)	6.9
Other current and non-current assets	(6.3)	(10.8)	(15.0)
Accounts payable	36.2	(32.0)	(9.2)
Accrued expenses and other liabilities	3.3	(52.9)	30.1
Net cash provided by operating activities	200.9	34.7	139.3
Cash flows from investing activities:
Acquisitions of businesses, net of cash acquired	(44.4)	(113.3)	(168.5)
Capital expenditures	(45.3)	(51.8)	(42.5)
Proceeds from sales of property and equipment	0.2	3.0	1.8
Other investing activities	—	1.2	—
Net cash used in investing activities	(89.5)	(160.9)	(209.2)
Cash flows from financing activities:
Proceeds from debt	436.5	1,424.1	545.1
Repayment of debt	(546.7)	(1,287.0)	(460.8)
Net change in bank overdrafts	(221.2)	55.5	105.4
Net change in compensating cash balance	221.0	(61.5)	(100.0)
Proceeds from equity incentive plans	1.4	0.4	2.8
Debt issuance costs	(2.6)	(17.1)	(0.9)
Repurchase of redeemable equity units	(6.3)	(16.1)	(1.3)
Net cash (used in) provided by financing activities	(117.9)	98.3	90.3
Effect of exchange rate changes on cash	2.3	3.1	2.1
Net (decrease) increase in cash and cash equivalents	(4.2)	(24.8)	22.5
Cash and cash equivalents beginning of period	139.8	164.6	142.1
Cash and cash equivalents end of period	$135.6	$139.8	$164.6
Supplemental disclosures of cash flow information:
Cash paid for interest	$186.5	$207.9	$207.6
Cash paid for income taxes, net	$37.3	$45.7	$26.8
See accompanying notes to consolidated financial statements.

VWR FUNDING, INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(1)	Background and Nature of Operations
VWR offers a well-established distribution and services network that reaches thousands of specialized labs and facilities spanning the globe. We distribute laboratory supplies, including chemicals, glassware, equipment, instruments, protective clothing, production supplies and other assorted laboratory products, which we acquire from a variety of sources including our branded and private label suppliers and our internal manufacturing operations. In addition, VWR further supports its customers by providing on-site services, storeroom management, product procurement, supply chain systems integration, cleanroom services, scientific services and technical services, including laboratory and furniture design, supply and installation. Services comprise a relatively small portion of our net sales. Our extensive offerings are marketed to global, regional and local customers in support of research, production, healthcare and other scientific endeavors. We reach our customers through a global distribution network, providing distribution services to a highly fragmented supply chain by offering products from a wide range of manufacturers to a large number of customers.
We report financial results on the basis of two reportable segments organized by geographical region: (1) North, Central and South America (collectively, the “Americas”); and (2) Europe, Middle East, Africa and Asia Pacific (collectively, “EMEA-APAC”). Effective January 1, 2014, we changed our reportable segments to align with our new basis of managing the business. We have recast all reportable segment financial data herein to conform to the current segment presentation. For more information, see Note 18.
Until June 2007, the Company was owned by affiliates of Clayton, Dubilier & Rice, Inc. (“CD&R”). On June 29, 2007, the Company was acquired from CD&R by affiliates of Madison Dearborn Partners, LLC (“Madison Dearborn”) pursuant to a merger (the “Merger”). After giving effect to the Merger and the related transactions, the Company became a direct, wholly-owned subsidiary of VWR Investors, Inc., a Delaware corporation (“VWR Investors”), which is a direct, wholly-owned subsidiary of Varietal Distribution Holdings, LLC, a Delaware limited liability company (“Holdings”). VWR Investors and Holdings have no operations other than the ownership of the Company. Private equity funds managed by Madison Dearborn Partners, LLC (“Madison Dearborn”) beneficially own, on a fully-diluted basis, approximately 73% of our outstanding common stock through their ownership interests in Holdings.
As a result of the Merger, our assets and liabilities were adjusted to their estimated fair values as of June 30, 2007. This resulted in a significant increase in the carrying value of our identifiable intangible assets and goodwill. In addition, we revalued our pension obligations, recorded significant deferred tax liabilities and certain deferred tax assets and we incurred substantial additional indebtedness.

(2)	Summary of Significant Accounting Policies

(a)	Use of Estimates
The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue, expenses, income and loss during the reporting period. For example, significant estimates and assumptions were made in determining triggering events and in quantifying impairments of our assets (Note 6), the fair value of our financial instruments (Note 14), the need for valuation allowances on deferred taxes (Note 11) and the discount rates and expected return on plan assets of our pension plans (Note 12), among others. Those estimates and assumptions are based on management’s best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and known facts and circumstances, including the current economic environment. Unfavorable global economic conditions, when present, increase the uncertainty inherent in such estimates and assumptions. We adjust such estimates and assumptions when we believe the facts and circumstances warrant an adjustment. As future events and their effects cannot be determined with precision, actual results could differ significantly from those estimates.

(b)	Principles of Consolidation
The accompanying consolidated financial statements include the accounts of VWR Funding, Inc. and its subsidiaries after elimination of all intercompany balances and transactions. When the Company does not have a controlling interest in an entity, but exerts significant influence over the entity, the Company applies the equity method of accounting. The consolidated financial statements exclude the accounts of Holdings and VWR Investors, but include Holdings’ investment cost basis allocated to assets and liabilities acquired in the Merger.

(c)	Foreign Currency Translation
Assets and liabilities of our foreign subsidiaries, where the functional currency is the local currency, are translated into U.S. dollars using period-end exchange rates. Revenues, expenses, income and losses are translated using average exchange rates. Resulting translation adjustments are reported in accumulated other comprehensive income or loss as a separate component of stockholders’ equity. Foreign currency transaction gains and losses are reported in other income (expense), net within our statements of operations, except for gains and losses associated with the purchase of inventories and related derivative financial instruments, which are reported in cost of goods sold within our statements of operations. See Note 14(c).
We have a significant amount of foreign-denominated debt on our U.S. dollar-denominated balance sheet. The translation of foreign-denominated debt obligations on our U.S. dollar-denominated balance sheet is reported in other income (expense), net as foreign currency exchange gains or losses each period. Such gains or losses are substantially unrealized and related to the weakening or strengthening of the euro against the U.S. dollar, respectively. As a result, our operating results are exposed to fluctuations in foreign currency exchange rates, principally with respect to the euro. A 10% change in foreign currency exchange rates associated with foreign denominated debt outstanding as of December 31, 2013, would have impacted our reported exchange gains or losses for the year ended December 31, 2013, by approximately $84.0 million on a pre-tax basis.
Foreign currency exchange gains and losses included in other income (expense), net were as follows (in millions):

	Year Ended December 31,
	2013	2012	2011
Exchange (losses) gains, net	$(38.8)	$(14.4)	$21.8
During the years ended December 31, 2013, 2012 and 2011, we recorded foreign currency exchange gains and losses based primarily on changes in the value of the euro, the British pound sterling and the Canadian dollar against the U.S. dollar, as well as the euro against the British pound sterling.

(d)	Cash, Cash Equivalents and Compensating Cash Balance
Cash and cash equivalents are comprised of highly liquid investments with original maturities of three months or less, primarily consisting of euro-denominated overnight deposits and investments in money market funds.
Our notional cash pooling arrangement is with a single financial institution with specific provisions for the right to offset positive and negative cash balances. However, we believe it is unlikely that we would offset an underlying cash deficit with a cash surplus from another country. Accordingly, we classify a positive amount of cash, equal to the aggregate bank overdraft position of subsidiaries participating in our notional cash pooling arrangement, as a compensating cash balance separate from cash and cash equivalents. Due to the nature of these bank overdraft positions, all amounts have been classified within the current portion of debt at each period end.

(e)	Trade Accounts Receivable
The carrying amount of trade accounts receivable includes a reserve representing our estimate of the amounts that will not be collected and for estimated sales returns and allowances. In addition to reviewing delinquent accounts receivable, we consider many factors in estimating our reserve, including historical data, experience, customer types, creditworthiness and economic trends. From time to time, we may adjust our assumptions for anticipated changes in any of these or other factors expected to affect collectability.
Trade accounts receivable reflects a diverse customer base and our wide geographic dispersion of businesses. As a result, no significant concentrations of credit risk existed as of December 31, 2013 or 2012.

(f)	Inventories
Inventories, consisting primarily of products held for sale, are valued at the lower of cost or market, cost being primarily determined by the last-in, first-out (“LIFO”) method for our U.S. subsidiaries and the first-in, first-out method for all other subsidiaries. We periodically review quantities of inventories on hand and compare these amounts to the expected use of each product or product line. We record a charge to cost of goods sold for the amount required to reduce the carrying value of inventory to net realizable value. The table below shows the percentage of inventories determined using the LIFO method and the amount by which the LIFO cost is less than the current cost for each period (amounts in millions).

	December 31,
	2013	2012
Percent using LIFO method	39%	45%
Amount less than current cost	$19.4	$17.9

(g)	Property and Equipment
Property and equipment are recorded at cost. Property and equipment held under capital leases are recorded at the present value of minimum lease payments. Depreciation is calculated using the straight-line method over estimated useful lives of 10 to 40 years for buildings and improvements and 3 to 15 years for equipment and computer software. Property and equipment held under capital leases and leasehold improvements are amortized on a straight-line basis over the shorter of the estimated useful lives of the assets or the estimated remaining life of the lease. Costs for repairs and maintenance that do not significantly increase the value or estimated lives of property and equipment are treated as expense as such costs are incurred.

(h)	Impairment of Long-Lived Assets
We evaluate the recoverability of long-lived assets used in operations when events or changes in circumstances indicate a possible inability to recover carrying amounts. The Company assesses recoverability by comparing the carrying value of the asset to estimated undiscounted future cash flows expected to be generated by the asset. If an asset is considered impaired, the impairment loss to be recognized is measured as the amount by which the asset’s carrying value exceeds its fair value.

(i)	Goodwill and Intangible Assets
Goodwill represents the excess of purchase price over the fair value of net assets acquired in connection with the Merger and acquisitions subsequent to the Merger. Our amortizable intangible assets primarily relate to customer and supplier relationships and are amortized over their respective estimated useful lives on a straight-line basis. Our indefinite-lived intangible assets relate to our trademarks and tradenames and are not amortized.
We reevaluate the estimated useful lives of our intangible assets annually. We determined that our trademarks and tradenames have indefinite lives because they do not have legal, regulatory, contractual, competitive or economic limitations and are expected to contribute to the generation of cash flows indefinitely.
Goodwill and other indefinite-lived intangible assets are not amortized and are tested annually for impairment or between the annual tests if an event or change in circumstance occurs that would more likely than not reduce the fair value of the asset below its carrying amount. Amortizable intangible assets are reviewed for impairment whenever indication of potential impairment exists.
Indefinite-lived intangible assets are tested for impairment prior to testing of goodwill or amortizable intangible assets. An impairment charge is measured if the carrying value of an indefinite-lived intangible asset exceeds its fair value. We evaluate the recoverability of our amortizable intangible assets by comparing the carrying value to estimated undiscounted future cash flows expected to be generated. If an amortizable intangible asset is considered impaired, the impairment loss to be recognized is measured as the amount by which the asset’s carrying value exceeds its fair value.
Goodwill impairment testing is performed at the reporting unit level. We have determined that our reporting units are the same as our operating segments and we have elected to perform our annual impairment testing on October 1 of each year. The goodwill impairment analysis consists of an optional qualitative assessment potentially followed by a two-step quantitative analysis. First, we have the option to perform a qualitative assessment to determine whether it is more likely than not that the fair value of each reporting unit is less than its carrying amount. If we determine that this is the case, or if we elect not to perform a qualitative assessment, we then perform a two-step quantitative analysis. The first step of the quantitative analysis (“Step 1”) involves comparing the reporting unit’s estimated fair value to its carrying value, including goodwill. If the estimated fair value exceeds its carrying value, goodwill is considered not to be impaired. If the carrying value exceeds its estimated fair value, there is an indication of potential impairment and the second step is performed to measure the amount of impairment, if any. The second step of the quantitative analysis (“Step 2”) involves calculating an implied fair value of goodwill, determined in a manner similar to the amount of goodwill calculated in a business combination. If the implied fair value of goodwill exceeds the carrying value of goodwill, there is no impairment. If the carrying value of goodwill exceeds the implied fair value of goodwill, an impairment charge is recorded for the excess. Goodwill impairments cannot be reversed in subsequent periods.
Impairment losses associated with intangible assets were recognized in 2013 and 2011. See Note 6.

(j)	Advertising
We expense advertising costs as incurred, except for certain direct-response advertising, which is capitalized and amortized over its expected period of future benefit, generally between 12 to 48 months. Capitalized direct-response advertising, which is included in other current assets and other assets, consists of catalog production and mailing costs that are expensed over the estimated useful life from the date catalogs are mailed. Capitalized direct-response advertising as of December 31, 2013 and 2012, were $3.0 million and $4.4 million, respectively. The table below shows total advertising expense, including amortization of capitalized direct-response advertising costs, for each of the reporting periods (in millions).

	Year Ended December 31,
	2013	2012	2011
Advertising expense	$16.2	$16.8	$23.5

(k)	Revenue Recognition
We record product revenue on a gross basis when persuasive evidence of an arrangement exists, the price is fixed or determinable, title and risk of loss have been transferred to the customer and collectability of the resulting receivable is reasonably assured. Title and risk of loss is transferred at the time of shipment or upon delivery to customers, depending upon the terms of the arrangement with the customer. Products are delivered without post-sale obligations to the customer. Provisions for discounts, rebates to customers, sales returns and other adjustments are provided for as a reduction of sales in the period the related sales are recorded.
Our service revenues, which are substantially less than our product distribution revenues, are primarily comprised of scientific services, technical services, on-site storeroom services, laboratory and furniture design, supply and installation. Revenues related to scientific and technical services and on-site storeroom services are recognized as the services are performed. Certain of our arrangements to provide on-site storeroom services contain multiple elements. We recognize revenue separately for each element based on the fair value of the element provided. The majority of contracts associated with our laboratory and furniture design, supply and installation are recorded under the percentage-of-completion method of accounting. Profits recognized on contracts in process are based upon estimated contract revenue and cost to completion. Cost to completion is measured based on actual costs incurred to date compared to total estimated costs. Typically, the duration of such projects does not extend beyond two months.
We record shipping and handling charges billed to customers in net sales and record shipping and handling costs in cost of goods sold for all periods presented. Sales taxes, value-added taxes and certain excise taxes collected from customers and remitted to governmental authorities are accounted for on a net basis and therefore are excluded from net sales.

(l)	Income Taxes
Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the expected net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting and income tax purposes and net operating loss and credit carryforwards. Deferred tax assets and liabilities are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. We record a valuation allowance to reduce deferred tax assets to the amount that is more likely than not to be realized.
The Company recognizes the effect of income tax positions only if those positions are more likely than not to be sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which a change in judgment occurs, as a result of information that arises or when a tax position is effectively settled. We recognize accrued interest and penalties related to unrecognized tax benefits as a component of income tax expense in our consolidated financial statements. See Note 11.

(m)	Insurance
We maintain commercial insurance programs with third parties in the areas of executive risk, commercial property, business interruption and casualty (including product liability). We also self-insure certain risks inherent in our business which, taken together with the deductible levels and exclusions contained within our third party programs, results in our recording of accruals for incurred claims. Our ultimate exposure may be mitigated by amounts we expect to recover from third parties associated with such claims.

(n)	Pensions and Other Postretirement Plans
We have defined benefit plans covering certain of our employees. The benefits include pension, salary continuance, life insurance and healthcare. Benefits are accrued over the employees’ service periods. The Company uses actuarial methods and assumptions in the valuation of defined benefit obligations and the determination of expense. Differences between actual and expected results or changes in the value of defined benefit obligations and plan assets are not recognized in earnings as they occur but, rather, systematically over subsequent periods. See Note 12.

(o)	Share-Based Compensation
The Company expenses the grant-date fair value of share-based awards over the vesting period during which services are performed. See Note 13.

(p)	Financial Instruments and Derivatives
All derivatives, whether designated for hedging relationships or not, are recorded on the balance sheet at fair value. For all hedging relationships the Company formally documents the hedging relationship and its risk-management objective and strategy, the hedged instrument, the hedged item, the nature of the risk being hedged, how the hedging instrument’s effectiveness will be assessed prospectively and retrospectively, and a description of the method of measuring ineffectiveness. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and of the hedged item attributable to the hedged risk are recognized in the results of operations. If the derivative is designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative are recorded in accumulated other comprehensive income or loss and are recognized in the results of operations when the hedged item affects earnings. Ineffective portions of changes in the fair value of cash flow hedges are recognized in the results of operations. Cash flows from derivatives that are accounted for as hedges are classified in the statement of cash flows in the same category as the item being hedged or on a basis consistent with the nature of the instrument. Cash flows from our interest rate swap arrangements are classified in the statement of cash flows within operating activities consistent with the classification of interest. For derivative instruments not designated as hedging instruments, changes in fair value are recognized in the results of operations in the current period. See Note 14(c).

(q)	Reclassifications
Certain amounts from prior periods presented in the consolidated financial statements and notes thereto have been reclassified to conform to the current period presentation.

(3)	New Accounting Standards
Presentation of Comprehensive Income
In February 2013, the Financial Accounting Standards Board (the “FASB”) issued updated guidance regarding the presentation of comprehensive income requiring an entity to provide information about the amounts reclassified from accumulated other comprehensive income by component. In addition, an entity is required to present, either on the face of the income statement or in the notes, significant amounts reclassified from accumulated other comprehensive income by the respective income statement line item. This new guidance became effective for the Company beginning in the first quarter of 2013, and did not have an impact on our results of operations or financial position. See Note 15.
Presentation of Liabilities for Unrecognized Tax Benefits
In July 2013, the FASB issued new guidance requiring an entity to present an unrecognized tax benefit as a reduction to a deferred tax asset for a net operating loss carryforward, a similar tax loss, or a tax credit carryforward. The new guidance is effective for interim and annual periods beginning after December 15, 2013. Early adoption and retrospective adoption are permitted. During the quarter ended December 31, 2013, we early adopted and retrospectively applied this guidance, resulting in an increase in noncurrent deferred tax liabilities and a decrease in other long-term liabilities of $35.0 million and $22.4 million at December 31, 2013 and 2012, respectively. Our adoption had no impact on our results of operations or cash flows in the three year period ended December 31, 2013, except that the current and deferred components of our total income tax provision or benefit were reclassified to conform with this guidance. See Note 11(a) and 11(b).

(4)	Goodwill and Other Intangible Assets, net
The following table presents changes in the carrying value of goodwill by reportable segment (in millions):

	Americas	EMEA-APAC	Total
Balance at January 1, 2012	$990.8	$804.3	$1,795.1
Acquisitions (Note 5)	21.9	37.9	59.8
Currency translation	1.8	20.4	22.2
Other	0.1	0.2	0.3
Balance at December 31, 2012	1,014.6	862.8	1,877.4
Acquisitions (Note 5)	13.9	9.1	23.0
Currency translation	(7.5)	33.6	26.1
Balance at December 31, 2013	$1,021.0	$905.5	$1,926.5
The following table presents the gross amount of goodwill and accumulated impairment losses by reportable segment (in millions):

	December 31, 2013			December 31, 2012
	Gross Carrying Amount	Accumulated Impairment Losses	Net Carrying Amount	Gross Carrying Amount	Accumulated Impairment Losses	Net Carrying Amount
Americas	$1,216.3	$195.3	$1,021.0	$1,209.9	$195.3	$1,014.6
EMEA-APAC	905.5	—	905.5	862.8	—	862.8
Total goodwill	$2,121.8	$195.3	$1,926.5	$2,072.7	$195.3	$1,877.4
The following table presents the components of other intangible assets (in millions):

	December 31, 2013			December 31, 2012
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortizable intangible assets:
Customer relationships	$1,494.2	$479.9	$1,014.3	$1,466.3	$391.7	$1,074.6
Chemical supply agreement	55.0	51.1	3.9	52.8	41.5	11.3
Other	35.4	18.9	16.5	33.7	15.5	18.2
Total amortizable intangible assets	1,584.6	549.9	1,034.7	1,552.8	448.7	1,104.1
Indefinite-lived intangible assets:
Trademarks and tradenames	689.8	—	689.8	683.1	—	683.1
Total other intangible assets	$2,274.4	$549.9	$1,724.5	$2,235.9	$448.7	$1,787.2
During the years ended December 31, 2013, 2012 and 2011, we recognized customer relationships and other amortizable intangible assets associated with acquisitions of $18.2 million, $44.0 million and $69.3 million, respectively, with weighted average amortization periods of 7.6 years, 11.4 years and 9.7 years, respectively. See Note 5.
As of December 31, 2013, the weighted average amortization periods for customer relationships, the chemical supply agreement, other amortizable intangible assets and total amortizable intangible assets were 19.0 years, 7.0 years, 7.4 years and 18.8 years, respectively.

The following table presents amortization expense for each of the reporting periods (in millions):

	Year Ended December 31,
	2013	2012	2011
Amortization expense	$91.7	$89.9	$88.6
The estimated amortization expense for each of the five succeeding years and thereafter is as follows (in millions):

Year ending December 31,
2014	$89.7
2015	84.6
2016	83.4
2017	82.4
2018	81.5
Thereafter	613.1
$1,034.7

(5)	Acquisitions
Our results of operations include the effects of certain business acquisitions (collectively, the “Acquisitions”) noted below as well as other miscellaneous acquisitions:

•	On December 31, 2013, we acquired TEK Products, Inc. (“TEK”), a domestic supplier of laboratory and cleanroom consumables and services and provider of cleanroom and industrial laundry services.

•	On July 1, 2013, we acquired United Biochemicals Inc. (“UBI”), a domestic manufacturer and supplier of high purity buffers and biochemicals for research, development and manufacturing processes.

•	On April 2, 2013, we acquired Basan UK Limited (“Basan UK”), a distributor of cleanroom products and services in the United Kingdom.

•	On April 2, 2013, we acquired Prolab Laboratuar Teknolojileri Limited (“Prolab”), a distributor of scientific laboratory supplies in Turkey and Germany.

•	On March 1, 2013, we acquired certain assets from Metro Servicios to support our new laboratory distribution business in Costa Rica (“CR Lab”). CR Lab is based in the Republic of Costa Rica.

•
On December 4, 2012, we acquired Labonord SAS and Switch BVBA (“Labonord” and “Switch,” respectively). Labonord is a distributor of consumables and chemicals based in France. Belgium-based Switch manufactures cytology and histology reagents and dyes that are distributed through Labonord and an independent distribution partner to customers in France, Belgium and the Netherlands.

•	On November 1, 2012, we acquired Lab 3 Limited (“Lab 3”), a distributor of scientific laboratory supplies and services headquartered in the United Kingdom.

•	On September 6, 2012, we acquired Sovereign Group (“Sovereign”), a distributor of laboratory products with distribution centers and sales organizations in Brazil, Argentina and the United States.

•	On September 3, 2012, we acquired the mining laboratory supply business of KLEN International (“KLEN”) with operations in Australia.

•
On June 1, 2012, we acquired basan Germany GmbH, including its subsidiaries with operations in Germany, the Netherlands, France, Italy, Singapore and Malaysia (collectively, “basan”). Basan is a distributor of products and related services for cleanrooms in Europe and southeast Asia.

•	On April 2, 2012, we acquired VITRUM Praha, spol. s.r.o. and VITRUM Roznov s.r.o. (collectively, “VITRUM”), distributors of scientific laboratory supplies in the Czech Republic.

•	On September 1, 2011, we acquired INTERNATIONAL P.B.I. S.p.A. (“PBI”), a distributor of laboratory equipment and products in Italy.

•
On September 1, 2011, we acquired LabPartner (Shanghai) Co., Ltd. (“LabPartner”). LabPartner is based in Shanghai, China and provides lab equipment, reagents, consumables and services for research and development.

•
On August 1, 2011, we acquired Anachemia Canada Inc. and its affiliates (“Anachemia”). Anachemia, based in Montreal, Canada, manufactures certain chemicals and materials and distributes chemicals, laboratory supplies and equipment in Canada, the United States, South America and Mexico.

•	On June 1, 2011, we acquired BioExpress Corp. (“BioExpress”), a domestic distributor of laboratory supplies in the education, biotechnology and government market segments.

•	On May 2, 2011, we acquired Trenka Industriebedarf Handelsgesellschaft m.b.H. (“Trenka”), a distributor of industrial clothing, testing equipment and personal protection equipment in Austria.

•	On March 31, 2011, we acquired Alfalab Hurtownia Chemiczna Sp. z o.o (“Alfalab”), a scientific laboratory supply distributor in Poland.

•
On February 1, 2011, we acquired AMRESCO Inc. (“AMRESCO”), a domestic supplier and manufacturer of high quality biochemicals and reagents for molecular biology, life sciences, proteomics, diagnostics, molecular diagnostics and histology areas of research and production.

The Acquisitions were funded through a combination of cash and cash equivalents on hand and incremental borrowings under the Company’s credit facilities. The results of AMRESCO, BioExpress, Anachemia, KLEN, Sovereign, CR Lab, UBI and TEK have been included in our Americas segment and the results of Alfalab, Trenka, Labpartner, PBI, VITRUM, basan, Lab 3, Labonord, Switch, Prolab and Basan UK have been included in our EMEA-APAC segment, each from their respective dates of acquisition.
None of the Acquisitions had an individually material impact on our financial statements. The aggregate purchase price, net of cash acquired, for the acquisitions made during 2013 was approximately $47.5 million, comprised of $6.8 million of net tangible assets assumed, $18.2 million of intangible assets and a residual amount of $22.5 million allocated to goodwill.
The aggregate purchase price, net of cash acquired, for the acquisitions made during 2012 was approximately $115.1 million, comprised of $11.5 million of net tangible assets, $44.0 million of intangible assets and a residual amount of $59.6 million allocated to goodwill.
The aggregate purchase price, net of cash acquired, for the acquisitions made during 2011 was approximately $169.9 million, comprised of $28.1 million of net tangible assets, $69.3 million of intangible assets, and a residual amount of $72.5 million allocated to goodwill.
The purchase price allocations for the acquisitions of UBI and TEK are preliminary pending finalization of closing balance sheets and may be adjusted subsequently.
The following unaudited supplemental pro-forma financial information presents a summary of the consolidated results of operations of the Company as if the Acquisitions had occurred as of January 1, 2012 (in millions):

	Year Ended December 31,
	2013	2012
Net sales	$4,216.0	$4,247.0
Income before income taxes	24.1	20.4
These pro-forma results have been prepared for comparative purposes only. These results do not purport to be indicative of the results of operations which actually would have resulted had the Acquisitions occurred on January 1, 2012, or of the future results of operations of the Company.
On March 3, 2014, we acquired Peqlab Biotechnologie GmbH, including its subsidiaries and operations in the United States, the United Kingdom and Austria and manufacturing operations in Germany (collectively, “Peqlab”). Peqlab is headquartered in Germany, and develops, manufactures and supplies molecular and cell biology reagents, consumables and instruments. Peqlab has annual net sales of approximately $24.0 million.

(6)	Impairments of Goodwill and Intangible Assets
See Note 2(i) for a summary of our significant accounting policies relating to goodwill and intangible assets, including the determination of our reporting units.
Goodwill impairment testing is performed at the reporting unit level, and we have determined that our reporting units are the same as our operating segments. As of December 31, 2013, our operating segments consisted of (1) U.S. Lab and Distribution Services (“US Lab”), (2) a collection of laboratory supply and other distribution businesses primarily operating in North, Central and South America (collectively, “Emerging Businesses”), (3) Europe and (4) Science Education. See Note 18 for a description of changes in our operating segments.

(a)	US Lab, Emerging Businesses and Europe
Annual Impairment Testing
We performed annual impairment assessments of our indefinite-lived intangible assets and goodwill as of October 1, 2013. We determined that there was no measured impairment of indefinite-lived intangible assets, and in connection with our impairment assessments of goodwill, that the estimated fair values of each reporting unit exceeded its respective carrying value. Accordingly, no impairment charges were recognized.
For our annual assessment of indefinite-lived intangible assets at October 1, 2013, the amount by which their estimated fair value exceeded their carrying value was approximately $22 million, $5 million and $115 million for US Lab, Emerging Businesses and Europe, respectively. For our annual assessment of goodwill at October 1, 2013, the amount by which their estimated fair value exceeded their carrying value was approximately $183 million, $64 million and $1 billion for US Lab, Emerging Businesses and Europe, respectively.

(b)	Science Education
Annual Impairment Testing
We performed an annual impairment assessment of our Science Education indefinite-lived intangible assets, which consist of trademarks and tradenames, as of October 1, 2013, and we determined that there was no measured impairment. The amount by which their estimated fair value exceeded their carrying value was approximately $1 million.
At September 30, 2011, the goodwill of the former Science Education reporting unit had been fully impaired and no impairment testing was necessary.
Interim Impairment Testing
We observed a decline in the operating results of our Science Education business during the seasonally-significant third calendar quarter of 2011. The operating results of this reporting unit were negatively impacted by unfavorable industry conditions and a highly competitive environment, as U.S. school districts faced budget shortfalls and funding pressures. Industry conditions also created increased pricing pressure as competitors sought to restore volume. These developments led us to reduce forecasted sales and profitability. Accordingly, we performed an interim impairment assessment of Science Education’s intangible and other long-lived assets as of September 30, 2011.
We evaluated indefinite-lived intangible assets for impairment prior to testing amortizable intangible assets, other long-lived assets, and goodwill. At September 30, 2011, the carrying value of Science Education’s indefinite-lived intangible assets was $18.7 million, which exceeded their estimated fair value of $15.4 million. As a result, we recognized pre-tax impairment charges of $3.3 million during the year ended December 31, 2011.
We also evaluated the recoverability of Science Education’s amortizable intangible assets and other long-lived assets at September 30, 2011 by comparing the carrying value of the Science Education asset group to the estimated undiscounted future cash flows expected to be generated by those assets. We determined that the carrying value of the Science Education asset group did not exceed its estimated undiscounted future cash flows. Therefore no impairment was measured or recognized.

(c)	Other
In connection with the aforementioned interim and annual impairment tests of each reporting unit, we reaffirmed that our trademarks and tradenames have indefinite lives because they do not have legal, regulatory, contractual, competitive or economic limitations and are expected to contribute to the generation of cash flows indefinitely.
Should our planned revenue, cash flow growth, or market conditions be adversely affected due to, among other things, negative macroeconomic or industry-specific factors, or should we experience adverse changes in market factors such as discount rates, valuation multiples derived from comparable publicly traded companies, or control premiums derived from market transactions, additional impairment charges against goodwill and intangible assets may be required. See Note 14(e) for further discussion of the non-recurring fair value measurements made in connection with our impairment testing of goodwill and other intangible assets.
During the third quarter of 2013 and in connection with a global restructuring program (see Note 7), we recognized a $2.8 million impairment of an amortizable intangible asset.

(7)	Restructuring Activities

(a)	2013 Restructuring Program
In September 2013, we initiated a global restructuring program designed to enhance interaction with our customers and suppliers, improve the efficiency of the Company’s operations and reduce operating expenses (collectively, the “Program”). The Program involves transitioning the management of our European organization from country to regional-based, refining the customer segmentation and focus within Europe and the United States and consolidating our leadership structure and operations in the Asia Pacific region. As part of the Program, the Company will also exit a variety of relatively small distribution and other facilities in North America, Europe and Asia. The Company expects the Program to enable us to better serve customers and to improve operational efficiency, competitiveness and business profitability. The Program was substantially initiated by December 31, 2013. All actions under the Program are expected to be completed in 2014.
In 2013, the Company recognized aggregate restructuring expenses under the Program of $32.5 million, such expenses primarily relating to severance and other employment related costs. These charges were primarily included in selling, general and administrative (“SG&A”) expenses in our statements of operations. The Company recognized all severance and related expenses, which are primarily recognized under ASC 712 – Compensation – Nonretirement Postemployment Benefits, during the third and fourth quarters of 2013.
The following table sets forth the activity associated with the Company’s cash-based liabilities under the Program through December 31, 2013 (in millions):

	Severance and termination benefits	Facilities related and other	Total
Balance as of January 1, 2013	$—	$—	$—
Accruals recognized against earnings by reportable segment:
Americas	7.4	0.2	7.6
EMEA-APAC	20.3	0.6	20.9
Cash payments	(9.3)	(0.2)	(9.5)
Balance as of December 31, 2013	$18.4	$0.6	$19.0
In addition to the above noted $28.5 million in cash-based restructuring expenses recognized in the year ended December 31, 2013, we also recognized $4.0 million in Program-related non-cash charges in our Asia Pacific operations, including $2.8 million related to an impairment of an amortizable intangible asset and increased provisions for inventories of $0.8 million and trade receivables of $0.4 million. Restructuring charges were all classified as SG&A expenses, except for the aforementioned increased inventory reserve which was classified as cost of goods sold in the accompanying consolidated statements of operations.
(b)Other restructuring activities
From time to time, the Company has undertaken cost reduction initiatives in its existing businesses as well as in its acquired businesses. Cost reduction initiatives typically include severance and facility closure costs. Expenses associated with such actions recognized in our statements of operations during the years ended December 31, 2012 and 2011, were $16.9 million and $5.9 million, respectively.
(c)Classification
As of December 31, 2013 and 2012, $21.6 million and $15.6 million, respectively, of our aggregate restructuring liabilities were included in accrued expenses and $2.0 million and $2.9 million, respectively, were included in other long-term liabilities.

(8)	Property and Equipment
Property and equipment, net, for each of the reporting periods is shown in the table below (in millions):

	December 31,
	2013	2012
Land	$20.2	$17.7
Buildings and improvements	159.2	147.0
Equipment and computer software	252.4	225.8
Capital additions in process	5.0	3.8
	436.8	394.3
Less accumulated depreciation	(189.2)	(160.2)
Property and equipment, net	$247.6	$234.1
Depreciation expense, including amortization of assets recorded under capital leases, for each of the reporting periods is shown in the table below (in millions):

	Year Ended December 31,
	2013	2012	2011
Depreciation expense	$38.3	$36.0	$32.3

(9)	Accrued Expenses
The components of accrued expenses for each of the reporting periods is shown in the table below (in millions):

	December 31,
	2013	2012
Other accrued expenses	$69.2	$65.3
Employee-related accruals	71.2	58.9
Accrued interest	16.0	22.6
Non-income taxes payable	20.2	20.9
Current portion of restructuring liabilities (Note 7)	21.6	15.6
Income taxes payable	8.1	10.3
Deferred income taxes (Note 11)	5.8	8.5
	$212.1	$202.1

(10)	Debt
Our debt consists of term loans and a multi-currency revolving loan facility under a senior secured credit facility (the “Senior Secured Credit Facility”), 7.25% unsecured senior notes due 2017 (the “7.25% Senior Notes”), 10.75% unsecured senior subordinated notes due 2017 (the “Senior Subordinated Notes”), an accounts receivable securitization facility due 2016 (the “A/R Facility”), compensating cash balance, capital lease obligations, 8% unsecured senior subordinated notes due April 2014 (the “Predecessor Senior Subordinated Notes”) and other debt.
The following table presents the carrying value of our debt obligations (in millions):

	December 31,
	2013	2012
Senior Secured Credit Facility	$1,389.2	$1,475.7
7.25% Senior Notes	750.0	750.0
10.75% Senior Subordinated Notes	533.4	526.5
A/R Facility	124.2	117.2
Compensating cash balance	25.9	246.9
Capital leases	18.6	19.7
8% Predecessor Senior Subordinated Notes	1.0	1.0
Other debt	12.1	11.6
Total debt	2,854.4	3,148.6
Less current portion	(71.0)	(393.5)
Long term-portion	$2,783.4	$2,755.1
The following table summarizes the principal maturities of our debt as of December 31, 2013 (in millions):

	2014	2015	2016	2017	2018	Thereafter	Total
Senior Secured Credit Facility — term loans	$14.2	$14.2	$14.2	$1,334.0	$—	$—	$1,376.6
Senior Secured Credit Facility — revolving facility	—	—	12.6	—	—	—	12.6
7.25% Senior Notes	—	—	—	750.0	—	—	750.0
10.75% Senior Subordinated Notes	—	—	—	533.4	—	—	533.4
A/R Facility	—	—	124.2	—	—	—	124.2
Compensating cash balance	25.9	—	—	—	—	—	25.9
Capital leases	5.2	4.1	3.7	2.7	1.9	1.0	18.6
8% Predecessor Senior Subordinated Notes	1.0	—	—	—	—	—	1.0
Other debt	12.1	—	—	—	—	—	12.1
Total debt	$58.4	$18.3	$154.7	$2,620.1	$1.9	$1.0	$2,854.4

(a)	Senior Secured Credit Facility
Our Senior Secured Credit Facility is with a syndicate of lenders and provides for aggregate maximum borrowings consisting of (1) term loans denominated in euros in an aggregate principal amount outstanding as of December 31, 2013 of €573.0 million ($789.1 million on a U.S. dollar equivalent basis as of December 31, 2013), (2) term loans denominated in U.S. dollars in an aggregate principal amount outstanding as of December 31, 2013 of $587.5 million and (3) a multi-currency revolving loan facility, providing for an equivalent in U.S. dollars of up to $241.3 million in multi-currency revolving loans (inclusive of swingline loans of up to $25.0 million and letters of credit of up to $70.0 million).

As of December 31, 2013, an aggregate U.S. dollar equivalent of $12.6 million was outstanding under the multi-currency revolving loan facility, consisting of $1.0 million of swingline loans and revolving loans of £7.0 million ($11.6 million on a U.S. dollar equivalent basis as of December 31, 2013). In addition, we had $18.5 million of undrawn letters of credit outstanding. As of December 31, 2013, we had $210.2 million of available borrowing capacity under the multi-currency revolving loan facility.
On June 4, 2012, we completed an amendment of our Senior Secured Credit Facility (the “Amendment”). The Amendment extended €481.2 million of our euro term loan facility (the “Extended Euro Term Loans”) and $243.6 million of our U.S. dollar term loan facility (the “Extended Dollar Term Loans” and together with the Extended Euro Term Loans, the “Extended Term Loans”). In addition, the Amendment extended $241.3 million of our existing $250.0 million revolving credit commitments (the “Extended Revolving Commitments”). Subsequently, in June 2012, the non-extended portion of our revolving credit commitments, which was scheduled to mature on June 29, 2013, was terminated. Fees paid to lenders and third parties in connection with the Amendment of approximately $5.0 million were deferred and are being recognized as interest expense in part over the original term of maturity and in part over the extended terms of maturity. Third party fees and fees paid to lenders of approximately $0.7 million were expensed as incurred during the second quarter of 2012.
On January 31, 2013, we completed an incremental amendment of our Senior Secured Credit Facility (the “Incremental Amendment”). Pursuant to the Incremental Amendment, the Company obtained $351.7 million of senior secured U.S. dollar term loans (the “Incremental Dollar Term Loans”) and €101.5 million of senior secured euro term loans (the “Incremental Euro Term Loans” and, together with the Incremental Dollar Term Loans, the “Incremental Term Loans”). Proceeds from the Incremental Term Loans were subsequently used to repay all non-extended term loans that were scheduled to mature on June 29, 2014. Fees paid to the arranger of this financing and other third parties in connection with the Incremental Amendment of approximately $2.3 million were deferred and are being recognized as interest expense over the term of maturity. In connection with this transaction, the Company recognized a loss on the extinguishment of long-term debt during the first quarter of 2013 of $2.0 million representing the write-off of unamortized deferred financing costs associated with the non-extended term loans.
On January 29, 2014, we completed a further amendment of our Senior Secured Credit Facility (the “Second Amendment” and together with the Amendment and the Incremental Amendment, the “Facility Amendments”). Pursuant to the Second Amendment, the Company obtained $587.5 million of senior secured U.S. dollar term loans (the “Amended Dollar Term Loans”) and €573.0 million of senior secured euro term loans (the “Amended Euro Term Loans” and, together with the Amended Dollar Term Loans, the “Amended Term Loans”). Proceeds from the Amended Terms Loans were subsequently used to replace all outstanding Extended Term Loans and Incremental Term Loans.
Maturity; Prepayments
The Extended Revolving Commitments will mature and lending commitments thereunder will terminate on April 3, 2016. The Amended Term Loans will mature on April 3, 2017. Subject to any mandatory or optional prepayments, the principal amounts of the term loans require quarterly payments equal to 0.25% of their respective original principal amounts drawn, with the final payment due at maturity. A pre-payment premium equal to 1% of the principal amount of any term loans being repaid, replaced or refinanced will be imposed upon the incurrence of any new long-term financing incurred primarily for the purpose of repaying, replacing or refinancing the Amended Term Loans prior to the six month anniversary of the Second Amendment.
Security; Guarantees
The obligations under the Senior Secured Credit Facility are guaranteed by VWR Investors, the Company and each of the Company’s wholly owned U.S. subsidiaries other than its U.S. foreign subsidiary holding companies (collectively, the “Subsidiary Guarantors”). In addition, the Senior Secured Credit Facility and the guarantees thereunder are secured by (1) security interests in and pledges of or liens on substantially all of the tangible and intangible assets of VWR Investors, the Company and the Subsidiary Guarantors and (2) pledges of 100% of the capital stock of each of the Subsidiary Guarantors and 65% of the capital stock of each of its U.S. foreign subsidiary holding companies.

Interest
As of December 31, 2013, the weighted average interest rates on the euro-denominated and U.S. dollar-denominated term loans were 4.69% and 4.27%, respectively, and the weighted average interest rate under the multi-currency revolving loan facility was 4.26%. As of December 31, 2013, the weighted average interest rates include a margin of 4.50% for the Extended Euro Term Loans, 4.25% for the Incremental Euro Term Loans, 4.25% for the Extended Dollar Term Loans, 4.00% for the Incremental Dollar Term Loans and 3.75% on loans outstanding under the Extended Revolving Commitments.
Subsequent to the Second Amendment, at our election, the interest rate on all Amended Dollar Term Loans will be based on either (1) the then applicable British Bankers Association London Interbank Offered Rate (commonly known as U.S. Libor) plus 3.25% per annum, or (2) the then applicable alternate base rate (defined as the greater of the U.S. Prime lending rate or the Federal Funds effective rate plus 0.5%) plus 2.25% per annum. Swingline loans will be denominated only in U.S. dollars and based on the alternate base rate plus a variable margin. The interest rate on all Amended Euro Term Loans will be based on the then applicable interest rate determined by the Banking Federation of the European Union (commonly known as the Euribor rate) plus 3.50% per annum. All loans denominated in currencies other than U.S. dollars and euros will generally be based on the then applicable London Interbank Offered Rate for each respective loan and currency of denomination plus a variable margin. Pricing on the Company’s Extended Revolving Commitments is subject to reductions upon achievement of certain financial ratios.
See Note 14(c) for information on our prior interest rate swap arrangements.
Fees
The Company pays quarterly fees with respect to the Senior Secured Credit Facility, including (1) a commitment fee equal to 0.375% per annum on the unused portion of the multi-currency revolving loan facility (subject to two step downs if certain net leverage ratios are met), (2) letter of credit participation fees, (3) a fronting fee (equal to 0.125% on the outstanding undrawn letters of credit paid to the issuing bank) and (4) administrative fees.
Covenants
The Senior Secured Credit Facility contains a number of customary affirmative and negative covenants. The Senior Secured Credit Facility also includes a financial maintenance covenant for the benefit of the Extended Revolving Commitments requiring us to maintain a Senior Secured Net Leverage Ratio (as defined) of not more than 5.50:1.00. As of December 31, 2013, the Company was in compliance with the covenants under the Senior Secured Credit Facility.
Subject to the Company’s continued compliance with its covenants, the Company may request additional tranches of term loans or increases in the amount of commitments under the Senior Secured Credit Facility. The actual extension of any such incremental term loans or increases in commitments would be subject to the Company and its lenders reaching agreement on applicable terms and conditions, which may depend on market conditions at the time of any request. The Company may add incremental term loan facilities and revolving loan commitments in an aggregate amount not to exceed the lesser of (x) $300.0 million or (y) the maximum amount at such time that could be incurred without causing the Total Net Leverage Ratio (as defined) to exceed 9.50:1.00 on a pro forma basis as of the last day of the most recent determination period, in each case, subject to certain other restrictions contained in the Facility Amendments.

(b)	Senior Notes
10.25% Senior Notes
In connection with the issuance of the 7.25% Senior Notes (described below), on August 20, 2012, the Company commenced a tender offer to purchase any and all of its $713.0 million aggregate principal amount of 10.25% Senior Notes then outstanding. On September 4, 2012, the Company accepted for purchase an aggregate principal amount of $102.7 million of the 10.25% Senior Notes that were tendered. Concurrently, on September 4, 2012, the Company irrevocably called for redemption, on October 4, 2012, the remaining $610.3 million aggregate principal amount of 10.25% Senior Notes outstanding and deposited $639.6 million of cash received upon the issuance of the 7.25% Senior Notes, representing the redemption price, call premium plus all interest payable through the settlement date, in an account with the trustee for the 10.25% Senior Notes. In connection with such redemption notice and deposit, the indenture pursuant to which the 10.25% Senior Notes were issued was discharged. On October 4, 2012, the final redemption of the 10.25% Senior Notes was completed and all funds were remitted to the note holders, discharging the Company of all remaining obligations. In connection with these transactions, the Company recognized a loss on the extinguishment of long-term debt of $25.5 million during 2012. The loss includes $18.7 million in tender and redemption premiums paid, $6.6 million for the write-off of unamortized deferred financing costs related to the 10.25% Senior Notes, and $0.2 million of third party fees and fees paid to lenders.

7.25% Senior Notes
The Company funded the purchases and redemption of the 10.25% Senior Notes with the issuance of $750.0 million aggregate principal amount of 7.25% Senior Notes on September 4, 2012.
Fees paid to lenders and third parties in connection with the issuance of the 7.25% Senior Notes of approximately $12.1 million were deferred and are being recognized as interest expense over the term of maturity.
Ranking
The 7.25% Senior Notes were issued pursuant to an indenture, dated September 4, 2012, by and among the Company and the Subsidiary Guarantors. The 7.25% Senior Notes, and related guarantees, are unsecured obligations of the Company and are subordinate to all of the Company’s and the Subsidiary Guarantors’ obligations under all secured indebtedness, including any borrowings under the Senior Secured Credit Facility to the extent of the value of the assets securing such obligations, and are effectively subordinate to all obligations of each of the Company’s subsidiaries that is not a guarantor of the 7.25% Senior Notes. The 7.25% Senior Notes, and related guarantees, rank equally with all of the Company’s existing and future unsecured debt and ranks senior to all of the Company existing and future subordinated indebtedness, including the Senior Subordinated Notes.
Maturity
The 7.25% Senior Notes, which aggregate $750.0 million as of December 31, 2013, will mature on September 15, 2017. Interest on the 7.25% Senior Notes is payable twice a year on March 15 and September 15. Payments commenced on March 15, 2013 at a rate of 7.25% per annum.
Guarantees
The obligations under the 7.25% Senior Notes are guaranteed, jointly and severally and fully and unconditionally, on an unsubordinated basis by each of the Subsidiary Guarantors. The Subsidiary Guarantors’ obligations under the guarantees of the 7.25% Senior Notes are not secured by any of the Company’s assets or the Subsidiary Guarantors’ assets.
Redemption
The Company may redeem some or all of the 7.25% Senior Notes at any time prior to September 15, 2016, at a price equal to 100% of the principal amount, plus any accrued and unpaid interest to the date of redemption, plus a declining “make whole” premium. The Company will be able to redeem some or all of the 7.25% Senior Notes at 105.438% and 102.719% of their aggregate principal amount during the twelve-month period beginning September 15, 2014 and 2015, respectively. At any time prior to September 15, 2014, the Company may redeem up to 35% of the original aggregate principal amount of the 7.25% Senior Notes at a redemption price equal to 107.250% of their aggregate principal amount, plus accrued interest, with the net cash proceeds of one or more equity offerings provided that (1) at least 65% of the aggregate principal amount of the 7.25% Senior Notes issued under the indenture (including any additional notes) must remain outstanding immediately after the occurrence of each such redemption and (2) the redemption occurs within 90 days of the date of the closing of such equity offering. The Company is required to offer to purchase the 7.25% Senior Notes at 101% of their aggregate principal amount, plus accrued interest to the repurchase date, if it experiences specific kinds of changes in control.
Registration Rights
The Company is party to a Registration Rights Agreement with respect to the 7.25% Senior Notes (the “7.25% Senior Notes Registration Rights Agreement”). The Company satisfied its obligations under the 7.25% Senior Notes Registration Rights Agreement by filing and causing to become effective a registration statement and, in May 2013, we completed the exchange offer pursuant to which 100% of the outstanding 7.25% Senior Notes were exchanged for new 7.25% Senior Notes registered with the U.S. Securities and Exchange Commission with the same terms.
Covenants
The indenture governing the 7.25% Senior Notes contains covenants that, among other things, limit the Company’s ability and that of its restricted subsidiaries to make restricted payments, pay dividends, incur or create additional indebtedness, issue preferred stock, make certain dispositions outside the ordinary course of business, execute certain affiliate transactions, create liens on assets of the Company and its restricted subsidiaries, and materially change our lines of business. As of December 31, 2013, the Company was in compliance with the indenture and related requirements governing the 7.25% Senior Notes.

(c)	Senior Subordinated Notes
Ranking
The Senior Subordinated Notes were issued pursuant to an indenture, dated June 29, 2007, by and among the Company and the Subsidiary Guarantors. The Senior Subordinated Notes, and related guarantees, are unsecured obligations of the Company and are subordinate to all of the Company’s and the Subsidiary Guarantors’ obligations under the 7.25% Senior Notes and all secured indebtedness, including any borrowings under the Senior Secured Credit Facility to the extent of the value of the assets securing such obligations, and are effectively subordinate to all obligations of each of the Company’s subsidiaries that is not a guarantor of the Senior Subordinated Notes.
Maturity; Interest
The Senior Subordinated Notes are denominated in euros in an aggregate principal amount currently outstanding of €126.9 million ($174.7 million on a U.S. dollar equivalent basis as of December 31, 2013) and in U.S. dollars in an aggregate principal amount currently outstanding of $358.7 million. The Senior Subordinated Notes will mature on June 30, 2017. Interest on the Senior Subordinated Notes is payable quarterly on March 31, June 30, September 30 and December 31 of each year at a rate of 10.75% per annum.
Guarantees
The obligations under the Senior Subordinated Notes are guaranteed, jointly and severally and fully and unconditionally, on an unsubordinated basis by each of the Subsidiary Guarantors. The Subsidiary Guarantors’ obligations under the guarantees of the Senior Subordinated Notes are not secured by any of the Company’s assets or the Subsidiary Guarantors’ assets.
Redemption
Beginning June 30, 2013, the Company, at its option, is able to redeem some or all of the Senior Subordinated Notes at any time at 102.6875% of their aggregate principal amount. This redemption price will be reduced to 100% of their aggregate principal amount beginning on June 30, 2014. The Company is required to offer to purchase the Senior Subordinated Notes at 101% of their aggregate principal amount, plus accrued interest to the repurchase date, if it experiences specific kinds of changes in control.
Registration Rights
The Company entered into a Registration Rights Agreement with respect to the Senior Subordinated Notes (the “Subordinated Notes Registration Rights Agreement”). Under the Subordinated Notes Registration Rights Agreement, the Company is obligated, upon the request of holders of a majority in principal amount of the Senior Subordinated Notes, to (1) file and cause to become effective a registration statement with respect to an offer to exchange the Senior Subordinated Notes for other freely tradable notes that have substantially identical terms, or (2) file with the SEC and cause to become effective a shelf registration statement relating to the resales of the Senior Subordinated Notes if the Company is not able to effect the exchange offer. The Company is obligated to pay additional interest on the Senior Subordinated Notes in certain instances, including if we do not file the registration statement within 90 days following a request or completed the related exchange offer within 30 days of the effective date of the registration statement. If the Company fails to satisfy certain of the registration obligations under the Subordinated Notes Registration Rights Agreement, it will be subject to a registration default and the annual interest on the Senior Subordinated Notes will increase by 0.25% per annum and by an additional 0.25% per annum for each subsequent 90-day period during which the registration default continued, up to a maximum additional interest rate of 1.0% per annum.
If we determine a registration payment arrangement is probable and can be reasonably estimated, a liability will be recorded. As of December 31, 2013, we concluded the likelihood of having to make any payments under the Subordinated Notes Registration Rights Agreement was remote, and therefore we did not record a contingent liability.
Covenants
The indenture governing the Senior Subordinated Notes contains covenants that, among other things, limit the Company’s ability and that of its restricted subsidiaries to make restricted payments, pay dividends, incur or create additional indebtedness, issue preferred stock, make certain dispositions outside the ordinary course of business, execute certain affiliate transactions, create liens on assets of the Company and its restricted subsidiaries, and materially change our lines of business. As of December 31, 2013, the Company was in compliance with the indenture and related requirements governing the Senior Subordinated Notes.

(d)	A/R Facility
We entered into our A/R Facility on November 4, 2011, and amended and extended it on November 7, 2013. Our A/R Facility provides for funding in an aggregate principal amount not to exceed $175.0 million and will terminate on November 4, 2016. The A/R Facility involves certain of our domestic wholly-owned subsidiaries (the “Originators”) selling on an on-going basis all of their trade accounts receivable, together with all related security and interests in the proceeds thereof, without recourse, to a wholly owned, bankruptcy-remote, subsidiary of VWR International, LLC (“VWR”), VWR Receivables Funding, LLC (“VRF”), in exchange for a combination of cash and subordinated notes issued by VRF to the Originators. VRF, in turn, has the ability to sell undivided ownership interests in the accounts receivable, together with customary related security and interests in the proceeds thereof, to certain commercial paper conduit purchasers and/or financial institutions in exchange for cash proceeds or letters of credit. The receivables sold to VRF are available first and foremost to satisfy claims of the creditors of VRF and are not available to satisfy the claims of creditors of the Originators or the Company.
Proceeds from the sale of undivided ownership interests in qualifying receivables under the A/R Facility have been reflected as long-term debt on our consolidated balance sheet. VWR will remain responsible for servicing the receivables sold to third-party entities and financial institutions and will pay certain fees related to the sale of receivables under the A/R Facility.
As of December 31, 2013, $124.2 million was outstanding under the A/R Facility, we had $11.4 million of undrawn letters of credit outstanding, and we had $0.0 million of available borrowing capacity. Availability of funding under the A/R Facility depends primarily upon maintaining sufficient trade accounts receivable. As of December 31, 2013, the interest rate applicable to borrowings outstanding under the A/R Facility was 1.67%.
The A/R Facility includes representations and covenants that we consider usual and customary for arrangements of this type and includes a consolidated interest expense test if the Company’s available liquidity is less than $125.0 million. In addition, borrowings under the A/R Facility are subject to termination upon the occurrence of certain termination events that we also consider usual and customary. As of December 31, 2013, the Company was in compliance with the covenants under the A/R Facility.

(e)	Compensating Cash Balance
Our foreign subsidiaries obtain their liquidity from our notional and physical global cash pooling arrangements or from formal or informal lines of credit offered by local banks. Our compensating cash balance represents bank overdraft positions of subsidiaries participating in our notional global cash pooling arrangement with a third-party bank. Due to the nature of these overdrafts, all amounts have been classified within the current portion of debt at each period end. As of December 31, 2013, our compensating cash balance was $25.9 million.
The borrowings drawn by our foreign subsidiaries from local banks are limited in the aggregate by certain covenants contained within the Senior Secured Credit Facility and the indentures governing the 7.25% Senior Notes and Senior Subordinated Notes. The borrowings available to our foreign subsidiaries under our notional cash pooling arrangement are limited in the aggregate by the amount of compensating cash balances supporting the notional cash pooling arrangement.

(f)	Other
Substantially all of the debt obligations of the Company outstanding prior to the consummation of the Merger were repaid or redeemed through the tender offers and redemptions as of the Merger. As of December 31, 2013 and 2012, $1.0 million of Predecessor Senior Subordinated Notes remain outstanding. Effective on the closing date of the Merger, the indenture relating to the Predecessor Senior Subordinated Notes was amended pursuant to a supplemental indenture, which eliminated substantially all of the restrictive covenants and certain events of default and related provisions in the indenture.

(11)	Income Taxes

(a)	Income Tax Provision or Benefit
The components of income or loss before income taxes are as follows (in millions):

	Year Ended December 31,
	2013	2012	2011
United States	$(56.6)	$(78.2)	$(12.1)
Foreign	79.1	90.1	100.2
Total income before income taxes	$22.5	$11.9	$88.1
The components of income tax provision are as follows (in millions):

	Year Ended December 31,
	2013	2012	2011
Current:
Federal	$(0.4)	$0.1	$(0.1)
State	(0.3)	0.1	(0.3)
Foreign	(36.6)	(34.6)	(34.4)
	(37.3)	(34.4)	(34.8)
Deferred:
Federal	6.5	14.6	(6.7)
State	1.0	1.1	(4.2)
Foreign	21.4	10.6	15.3
	28.9	26.3	4.4
Total income tax provision	$(8.4)	$(8.1)	$(30.4)
During the years ended December 31, 2013 and 2012, in addition to providing an income tax provision of $8.4 million and $8.1 million, respectively, in our statements of operations, the Company also recorded net deferred tax liabilities through goodwill of $0.7 million and $12.1 million, respectively, and net deferred tax (liabilities) assets through stockholders’ equity of $(3.9) million and $1.8 million, respectively. The deferred tax liabilities recorded through goodwill primarily relate to acquired intangible assets. The net deferred taxes recorded through equity primarily relate to our pension plans.
The provision for income taxes in the accompanying statements of operations differs from the provision calculated by applying the statutory federal income tax rate of 35% due to the following (in millions):

	Year Ended December 31,
	2013	2012	2011
Statutory tax provision	$(7.9)	$(4.2)	$(30.8)
State income taxes, net of federal benefit	0.4	0.7	(3.1)
Change in foreign tax rates	8.5	(1.4)	7.0
Foreign rate differential	4.9	5.2	2.8
Nondeductible expenses	(0.6)	(0.6)	(1.1)
Change in valuation allowance	(12.5)	(4.5)	(2.1)
Other, net	(1.2)	(3.3)	(3.1)
Total income tax provision	$(8.4)	$(8.1)	$(30.4)

The tax provision recognized in 2013 is primarily the result of tax expense on foreign operating profits and increases in valuation allowances in foreign jurisdictions, partially offset by a tax benefit from domestic operating losses and a favorable reduction of foreign deferred tax liabilities due to a change in the effective foreign rates.
The tax provision recognized in 2012 is primarily the result of tax expense on foreign operating profits, changes in uncertain tax positions, increases in valuation allowances in foreign jurisdictions and increases in foreign tax rates, partially offset by a tax benefit from domestic operating losses.
The tax provision recognized in 2011 is comprised of tax expense on foreign operating profits and changes in uncertain tax positions, partially offset by a tax benefit from domestic operating losses and a favorable reduction of foreign deferred tax liabilities due to a change in the effective foreign rates.
Other, net for the years ended 2013, 2012 and 2011 includes a benefit (provision) related to changes in uncertain tax positions of $0.8 million, $(3.1) million and $(2.6) million, respectively.
Our tax benefits or provisions can change significantly due to the volatility of our net exchange gains or losses in our operating results.
The change in valuation allowance above for the years ended December 31, 2013, 2012 and 2011, excludes valuation allowances recognized with respect to intercompany transactions, foreign taxes and state net operating losses.

(b)	Deferred Tax Assets and Liabilities
Deferred tax assets and liabilities are comprised of the following (in millions):

	December 31,
	2013	2012
Deferred tax assets:
Net operating loss carryforwards	$258.2	$252.1
Pension and other compensation benefits	5.1	13.3
Foreign currency translation loss	23.2	8.5
Derivative financial instruments	0.1	—
Foreign tax credit and alternative minimum tax carryforwards	6.2	9.3
Inventory overhead capitalization	2.7	2.4
Accrued expenses	3.8	3.6
Receivables	4.7	4.9
Transaction fees	5.7	5.5
	309.7	299.6
Valuation allowances	(119.3)	(95.4)
Total deferred tax assets, net of valuation allowances	190.4	204.2
Deferred tax liabilities:
Intangible assets	564.4	596.9
Property and equipment	9.4	8.9
Inventory valuation	8.5	13.1
Goodwill amortization	34.3	29.4
Other	3.3	4.7
Total deferred tax liabilities	619.9	653.0
Net deferred tax liability	$429.5	$448.8

Deferred income taxes have been classified in the accompanying consolidated balance sheets as follows (in millions):

	December 31,
	2013	2012
Deferred tax asset — current (included in other current assets)	$15.1	$11.6
Deferred tax asset — noncurrent	7.3	11.8
Deferred tax liability — current (included in accrued expenses)	(5.8)	(8.5)
Deferred tax liability — noncurrent	(446.1)	(463.7)
Net deferred tax liability	$(429.5)	$(448.8)
The Company evaluates the realization of deferred tax assets taking into consideration such factors as the reversal of existing taxable temporary differences, expected profitability by tax jurisdiction and available carryforward periods. The extent and timing of the reversal of existing taxable temporary differences will influence the extent of tax benefits recognized in a particular year. As of December 31, 2013, the Company had valuation allowances of $119.3 million associated with certain intercompany transactions, foreign net operating loss carryforwards, foreign tax credit carryforwards, short-lived state net operating losses and other deferred tax assets that are not expected to be realized. Should applicable losses, credits and deductions ultimately be realized, the resulting reduction in the valuation allowance will generally be recognized as a component of our income tax provision or benefit.

(c)	Uncertain Tax Positions
We conduct business globally and, as a result, the Company or one or more of its subsidiaries files income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. In the normal course of business, we are subject to examination by taxing authorities mainly throughout North America and Europe, including jurisdictions in which we have significant operations such as Germany, France, the UK, Belgium, Sweden, Canada, Switzerland and the U.S. We have concluded all U.S. federal income tax matters for years through 2009. Substantially all income tax matters in the major foreign jurisdictions that we operate have been concluded for years through 2009. Substantially all U.S. state and local income tax matters have been finalized through 2009.
As of December 31, 2013 and 2012, the Company had $58.5 million and $47.2 million, respectively, of unrecognized tax benefits, including $0.6 million and $0.7 million, respectively, of accrued interest and penalties related to unrecognized tax benefits. If the Company were to prevail on all uncertain tax positions, the net effect would generally be a benefit to the Company’s income tax provision. We expect a reduction in the liability for unrecognized tax benefits ranging between $0.0 million and $0.2 million within the next twelve months as a result of settlements and the expiration of statues of limitations.
The following table reflects changes in the reserve associated with uncertain tax positions, exclusive of interest and penalties (in millions):

	Year Ended December 31,
	2013	2012	2011
Balance at January 1	$46.5	$31.1	$4.9
Tax positions related to the current year — additions	14.0	13.7	14.1
Tax positions related to prior years — additions	0.1	1.7	13.6
Tax positions related to prior years — reductions	(1.1)	—	(1.2)
Reductions for settlements with taxing authorities	(1.2)	—	(0.1)
Reductions as a result of a lapse of statutes of limitations	(0.4)	—	(0.2)
Balance at December 31	$57.9	$46.5	$31.1
During the years ended December 31, 2013 and 2012, our reserve for unrecognized tax benefits increased primarily as a result of tax positions we took across various jurisdictions in 2013 and 2012.
During the year ended December 31, 2011, our reserve for unrecognized tax benefits increased, primarily as a result of a tax return position that was taken on a tax return. This unrecognized tax benefit was previously recorded as an offset to deferred tax assets. Accordingly, there was no impact to our consolidated income tax provision in 2011 because of this filing position.
The development of reserves for these exposures requires judgments about tax issues, potential outcomes and timing of settlement discussions with tax authorities.

(d)	Other Matters
Neither income taxes nor foreign withholding taxes have been provided on $645.7 million of cumulative undistributed earnings of foreign subsidiaries as of December 31, 2013. These earnings are considered permanently invested in the business. We make an evaluation at the end of each reporting period as to whether or not some or all of the undistributed earnings are permanently reinvested. Future changes in facts and circumstances could require us to recognize income tax liabilities on the assumption that our foreign undistributed earnings will be distributed to the United States in a manner that attracts a net tax cost. At this time, a determination of the amount of unrecognized deferred tax liabilities is not practicable because of the complexities associated with its hypothetical calculation.
As of December 31, 2013, the Company has federal net operating loss carryforwards of $513.6 million that begin to expire in 2025 and state net operating loss carryforwards of $490.4 million, with a corresponding state tax benefit of $19.6 million, that expire at various times through 2033. In addition, the Company has foreign net operating loss carryforwards of $338.5 million, which predominantly have indefinite expirations. Further, as of December 31, 2013, there are U.S. foreign tax credit carryforwards of $2.9 million that will expire at various times through 2016.
The Company files a consolidated federal and certain state combined income tax returns with its domestic subsidiaries and its parent, VWR Investors.

(12)	Benefit Programs
The Company sponsors various retirement and other benefit plans. Our significant benefit plans include a defined benefit plan in the United States (the “U.S. Retirement Plan”) and defined benefit plans in Germany, France and the UK (the “German, French and UK Plans”). The Company also sponsors certain other benefit plans applicable to both our U.S. and non-U.S. employees.

(a)	U.S. Retirement Plan
The U.S. Retirement Plan is a funded and tax-qualified defined benefit retirement plan that covers substantially all of the Company’s full-time U.S. employees who completed one full year of service as of May 31, 2005. Benefits under the U.S. Retirement Plan were frozen on May 31, 2005. The Company generally funds the minimum amount required by applicable laws and regulations. As of December 31, 2013, the U.S. Retirement Plan covered approximately 3,580 participants. The Company uses a December 31 measurement date for the U.S. Retirement Plan.
The change in benefit obligation, change in plan assets, and reconciliation of funded status were as follows (in millions):

	Year Ended December 31,
	2013	2012
Change in benefit obligation:
Benefit obligation — beginning of year	$226.3	$217.9
Service cost	0.7	0.7
Interest cost	8.7	8.8
Actuarial (gain) loss	(28.0)	5.1
Benefits paid	(6.6)	(6.2)
Benefit obligation — end of year	201.1	226.3
Change in plan assets:
Fair value of plan assets — beginning of year	264.5	241.5
Actual (loss) gain on plan assets	(4.9)	29.2
Benefits paid	(6.6)	(6.2)
Fair value of plan assets — end of year	253.0	264.5
Funded status	$51.9	$38.2

Amounts recognized in the consolidated balance sheet for the U.S. Retirement Plan were as follows (in millions):

	December 31,
	2013	2012
Other assets	$51.9	$38.2
Accumulated other comprehensive income or loss — pre-tax	(35.5)	(28.1)
The amount in accumulated other comprehensive income or loss that has not been recognized as net periodic pension income as of December 31, 2013 relates to an actuarial gain. The accumulated benefit obligation was $201.1 million and $226.3 million as of December 31, 2013 and 2012, respectively.
The following table presents the components of net periodic pension income for the U.S. Retirement Plan (in millions):

	Year Ended December 31,
	2013	2012	2011
Service cost	$0.7	$0.7	$0.7
Interest cost	8.7	8.8	9.4
Expected return on plan assets	(15.7)	(14.3)	(12.2)
Recognized net actuarial gain	(0.1)	—	(0.4)
Net periodic pension income	$(6.4)	$(4.8)	$(2.5)
The following net actuarial gains or losses were included in other comprehensive income or loss (in millions):

	Year Ended December 31,
	2013	2012	2011
Net actuarial gain (loss) included in other comprehensive income or loss	$7.4	$9.9	$(12.7)
The net periodic pension income and the projected benefit obligation were based on the following assumptions:

	Year Ended December 31,
	2013	2012	2011
Discount rate for benefit obligation as of year end	4.90%	3.95%	4.10%
Discount rate for net periodic pension income	3.95%	4.10%	5.40%
Expected rate of return on plan assets for net periodic pension income	6.00%	6.00%	5.80%
We select our discount rate by comparing certain bond yield curves available as of year end with Moody’s ratings of “Aa” or “AA,” respectively. Based on our review as of December 31, 2013, we selected 4.90% to adjust for any differences between the maturity of the reference bonds and the weighted average maturity date of our future expected benefit payments. As of December 31, 2013, the investment strategy of the U.S. Retirement Plan is to match the investment asset duration with the pension liability duration. This strategy, utilizing a diversified fixed income fund, attempts to hedge the discounted rate used to present value future pension obligations. The fixed income fund invests in long duration investment grade corporate bonds primarily across industrial, financial and utilities sectors and is managed by a single institution. Surplus assets, the fair market value of assets in excess of benefit obligations, are invested in equity funds.

The estimated fair values of the U.S. Retirement Plan’s assets as of December 31, 2013 and 2012, by asset class were as follows (see Note 14 for more discussion on fair value measurements) (in millions):

	December 31, 2013				December 31, 2012
		Quoted Prices in Active Markets	Significant Other Observable Inputs	Significant Unobservable Inputs		Quoted Prices in Active Markets	Significant Other Observable Inputs	Significant Unobservable Inputs
Asset Class	Total	(Level 1)	(Level 2)	(Level 3)	Total	(Level 1)	(Level 2)	(Level 3)
Money market funds	$1.3	$—	$1.3	$—	$22.2	$—	$22.2	$—
Fixed income fund	200.6	—	200.6	—	217.8	—	217.8	—
Equity funds	51.1	18.4	32.7	—	24.5	24.5	—	—
Total	$253.0	$18.4	$234.6	$—	$264.5	$24.5	$240.0	$—
The Company does not expect to make contributions to the U.S. Retirement Plan in 2014.
The following table summarizes the benefits expected to be paid under the U.S. Retirement Plan over each of the next five years and the following five-year period (in millions):

Year ending December 31,
2014	$7.7
2015	8.3
2016	8.9
2017	9.5
2018	10.0
2019 – 2023	58.2

(b)	Other U.S. Benefit Plans
The Company sponsors defined contribution plans as well as a supplemental pension plan and a nonqualified deferred compensation plan for certain senior officers. The supplemental pension plan was frozen on May 31, 2005, is unfunded, and covered 15 participants (1 current employee) as of December 31, 2013. In addition, and prior to December 2012, certain employees were covered under a union-sponsored, collectively bargained multi-employer pension plan. Expenses incurred under these plans were as follows (in millions):

	Year Ended December 31,
	2013	2012	2011
Defined contribution plans	$7.4	$7.2	$8.4
Union-sponsored plan	1.0	2.1	0.6
Supplemental pension plan	0.5	0.5	0.4
Nonqualified deferred compensation plan	0.2	0.2	0.2

In addition, the Company provides health benefits to certain retirees and their spouses. These benefits are unfunded. Shown below are the accumulated postretirement benefit obligation and the weighted average discount rate used in determining the accumulated postretirement benefit obligation (amounts in millions). The annual cost of these benefits are not material.

	December 31,
	2013	2012
Postretirement benefit obligations	$1.3	$1.7
Weighted average discount rate	4.90%	3.95%
Healthcare cost trend rate assumed for next year	7.60%	7.90%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	4.50%	4.50%
Year that the rate reaches the ultimate trend rate	2028	2028
Assumed healthcare cost trend rates have a significant effect on the amounts reported for healthcare plans. A one-percentage-point increase in assumed healthcare cost trend rates would increase our postretirement benefit obligation as of December 31, 2013, by approximately $0.3 million.

(c)	Non-U.S. Benefit Plans
The Company has defined benefit pension plans at various foreign subsidiaries. Our significant non-U.S. defined benefit plans are in Germany, France, and the UK. Our German subsidiaries have unfunded defined benefit pension plans for certain employees and retirees, such plans being closed to new participants. Our French subsidiary has a defined benefit pension plan for a certain group of employees that is closed to new participants. Our UK subsidiary has two defined benefit plans which are closed to new participants and frozen with respect to future accrual of benefits. In addition, the Company has several small defined benefit pension plans at other locations. The Company uses a December 31 measurement date for these non-U.S. defined benefit plans.
Combined information for the German, French and the UK plans’ change in benefit obligation, change in plan assets, and reconciliation of funded status were as follows (in millions):

	Year Ended December 31,
	2013	2012
Change in benefit obligation:
Benefit obligation — beginning of year	$150.2	$121.5
Service cost	1.4	1.7
Interest cost	5.9	5.9
Plan participants’ contributions	—	0.3
Actuarial loss	5.6	23.7
Benefits paid	(4.7)	(3.4)
Curtailment	—	(4.8)
Currency translation changes	4.7	5.3
Benefit obligation — end of year	163.1	150.2
Change in plan assets:
Fair value of plan assets — beginning of year	71.6	61.5
Actual gain on plan assets	11.2	6.2
Company contributions	2.1	2.7
Plan participants’ contributions	—	0.3
Benefits paid	(3.3)	(2.2)
Currency translation changes	2.1	3.1
Fair value of plan assets — end of year	83.7	71.6
Funded status	$(79.4)	$(78.6)

Amounts recognized in the consolidated balance sheet were as follows (in millions):

	December 31,
	2013	2012
Other assets	$0.5	$0.4
Other long-term liabilities	(79.9)	(79.0)
Accumulated other comprehensive income or loss — pre-tax	36.5	40.5
The amount in accumulated other comprehensive income or loss that has not been recognized as net periodic pension cost as of December 31, 2013, relates to a net actuarial loss. The combined accumulated benefit obligation was $155.4 million and $143.2 million as of December 31, 2013 and 2012, respectively.
The following table presents the components of net periodic pension cost for the German, French and UK Plans (in millions):

	Year Ended December 31,
	2013	2012	2011
Service cost	$1.4	$1.7	$2.2
Interest cost	5.9	5.9	6.2
Expected return on plan assets	(3.8)	(3.9)	(4.4)
Recognized net actuarial loss	2.0	0.9	0.7
Net periodic pension cost	$5.5	$4.6	$4.7
The following net actuarial gains or losses were included in other comprehensive income or loss (in millions):

	Year Ended December 31,
	2013	2012	2011
Net actuarial gain (loss) included in other comprehensive income or loss	$1.9	$(16.5)	$(6.2)
The combined net periodic pension cost and the combined projected benefit obligation were based on the following weighted average assumptions:

	Year Ended December 31,
	2013	2012	2011
Discount rate for benefit obligation as of year end	4.19%	4.11%	4.88%
Discount rate for net periodic pension cost	4.11%	4.88%	5.21%
Expected rate of return on plan assets for net periodic pension cost (French and UK plans only)	6.45%	6.33%	6.83%
Assumed annual rate of compensation increase for benefit obligation (German plan only)	3.00%	3.00%	3.26%
Assumed annual rate of compensation increase for net periodic pension cost (German plan only)	3.00%	3.24%	3.92%

The French and UK plans primarily invest in insurance contracts. The combined weighted target allocations for the underlying investments of such insurance contracts are approximately 77% equity index funds and 23% debt securities, equally divided between corporate bonds and government securities. The combined estimated fair values of the French and UK plans’ assets as of December 31, 2013 and 2012, by asset class were as follows (see Note 14 for more discussion on fair value measurements) (in millions):

	December 31, 2013				December 31, 2012
		Quoted Prices in Active Markets	Significant Other Observable Inputs	Significant Unobservable Inputs		Quoted Prices in Active Markets	Significant Other Observable Inputs	Significant Unobservable Inputs
Asset Class	Total	(Level 1)	(Level 2)	(Level 3)	Total	(Level 1)	(Level 2)	(Level 3)
Insurance contracts	$79.4	$—	$79.4	$—	$71.6	$—	$71.6	$—
Cash	4.3	4.3	—	—	—	—	—	—
Total	$83.7	$4.3	$79.4	$—	$71.6	$—	$71.6	$—
The Company expects to make contributions to the French and UK plans of approximately $0.3 million in 2014.
The following table summarizes the benefits expected to be paid under the German, French and UK Plans over each of the next five years and the following five-year period (in millions):

Year ending December 31,
2014	$4.1
2015	4.1
2016	4.3
2017	4.5
2018	2.6
2019 – 2023	28.9

(d)	Other Non-U.S. Postemployment Benefits
Certain of the Company’s European subsidiaries provide postemployment benefits in the form of lump-sum cash payments to employees when they leave the Company, regardless of their reason for leaving. The Company estimates and accrues a liability for these benefits. The largest such plans are in France, Italy and Belgium. The combined liability recorded for these plans was $7.4 million and $7.6 million as of December 31, 2013 and 2012, respectively.

(13)	Share-Based Compensation

(a)	Overview
Holdings established the 2007 Securities Purchase Plan (the “Holdings Equity Plan”), pursuant to which members of management and other employees (“Management Investors”), members of the Board of Directors and certain consultants may be provided the opportunity to purchase or receive grants of equity units of Holdings. To date, the equity units sold by Holdings have consisted of vested Class A Preferred Units (“Preferred Units”), vested Class A Common Units (“Common Units”) and Class A Common Units subject to vesting (“Founders Units”), and the equity units granted by Holdings have consisted of unvested Class A Common Units (“Class A Incentive Units”) and unvested Class B Common Units (“Class B Incentive Units”), and together with the Class A Incentive Units (the “Incentive Units”). The proceeds of these issuances, if any, have ultimately been contributed to the Company as additional capital contributions.
The Preferred Units, which are fully vested upon issuance, are non-voting units that accrue a yield at a rate of 8% per annum (based on the actual number of days in a year, compounded quarterly) on the amount of unreturned capital with respect to such Preferred Units. As of December 31, 2013, the aggregate accrued yield on the outstanding Preferred Units was $942.3 million, which is recorded at Holdings.
The Common Units, which are fully vested upon issuance, each are entitled to one vote for all matters to be voted on by holders of equity units. The Common Units are subordinate to the Preferred Units, including with respect to the unreturned capital and unpaid yield on the Preferred Units. Holders of Common Units will be entitled to participate in distributions, if and when approved by Holdings’ Board of Managers, ratably on a per-unit basis.

The terms of the Founders Units are the same as the Common Units, except that they are subject to vesting pro rata on a daily basis during the four-year service period following issuance, subject to accelerated vesting upon the occurrence of certain events. Founders Units are owned upon issuance. Vested Founders Units can be repurchased by or sold to Holdings at fair market value while unvested Founders Units (and vested Founders Units upon termination for “cause”) are subject to repurchase at the lower of original cost or fair market value. The Founders Units are only available to Management Investors.
The Class A Incentive Units, which are economically equivalent to the Common Units, are subject to vesting based on both performance and service conditions. Vested Class A Incentive Units can be repurchased by Holdings and certain other affiliates at fair market value while unvested Class A Incentive Units are generally forfeited.
The Class B Incentive Units represent a right to a fractional portion of the profits and distributions of Holdings in excess of a “participation threshold” that is set at the value of a Common Unit of Holdings on the date of grant calculated in accordance with the provisions of the Holdings’ Securityholders Agreement, subject to certain adjustments. The Class B Incentive Units are only available to Management Investors.
As a holding company that operates through its subsidiaries, Holdings would be dependent on dividends, payments or other distributions from its subsidiaries to make any dividend payments to holders of the Preferred Units, Common Units, Founders Units or Incentive Units. Holdings has not in the past paid any dividends on any of the units and it currently does not expect to pay any dividends on the units in the foreseeable future, except for tax distributions to the extent required by Holdings’ limited liability company operating agreement.
During the years ended December 31, 2013, 2012 and 2011, we recognized non-cash share-based compensation expense of $0.6 million, $0.9 million and $2.3 million, respectively, which is included in SG&A expense.

(b)	Purchases of Equity Units
During the years ended December 31, 2013, 2012 and 2011, Management Investors purchased equity units of Holdings in the aggregate of $1.4 million, $0.4 million and $2.8 million, respectively. These investments were allocated to Preferred Units, Common Units and Founders Units in accordance with the related Management Unit Purchase Agreements (“Management Agreements”). The estimated grant date fair value of equity units purchased by Management Investors during the years ended December 31, 2013, 2012 and 2011, was $0.1 million, $0.3 million and $1.9 million, respectively.
Management Strip Purchases
Except as noted below under “Other Purchases of Equity Units,” the ratio of Preferred Units to Common Units acquired by the Management Investors was the same as the ratio of Preferred Units to Common Units acquired by Madison Dearborn and other institutional co-investors in connection with the Merger and related transactions (such ratio hereinafter referred to as a “strip” equity investment). The strip equity units purchased by the Management Investors generally had a fair value, for accounting purposes, in excess of the original cost paid to purchase such units. Such excess fair value, when applicable, is attributed to the Founders Units. As Founders Units contain a vesting requirement predicated upon an employee’s future service with the Company, the grant date fair value of a strip equity investment is recognized as compensation expense over the applicable four-year vesting period. As of December 31, 2013, there was $0.7 million of unamortized compensation related to unvested Founders Units, which is being amortized to compensation expense over their four-year vesting period (a weighted average remaining period of 1.1 years as of December 31, 2013).
Other Purchases of Equity Units
On March 29, 2013, Holdings and Manuel Brocke-Benz, the Company’s President and Chief Executive Officer, entered into a Management Agreement, pursuant to which Mr. Brocke-Benz purchased 54,285 additional Founders Units. The grant date fair value of the Founders Units purchased by Mr. Brocke-Benz was estimated using an option valuation model. The inputs for expected term, volatility and risk-free rate used in estimating the fair value of the Founders Units were three years , 26% and 0.36%, respectively, and the model also incorporated an assumption of a 17.1% discount for lack of marketability. The aggregate grant date fair value of these Founders Units was estimated to be $0.1 million which will be recognized as compensation expense over the applicable four-year vesting period.
On December 16, 2013, Holdings entered into various Management Agreements, pursuant to which certain Management Investors purchased 6,084 additional Common Units. The aggregate grant date fair value of these Common Units was immaterial.
During the fourth quarter of 2012, certain Board Members purchased 40,000 Common Units. We recognized an immaterial charge for stock compensation expense relating to the equity units acquired by the Board Members. The non-cash compensation expense, which is equal to the fair value of the Common Units sold to Board Members in excess of their original cost, was immediately recognized due to the lack of a service or vesting condition.

(c)	Grants of Incentive Units
The Company did not recognize any stock-based compensation in 2013 or 2012 associated with the Incentive Units.
Class A Incentive Units
On March 29, 2013, Holdings entered into agreements to grant a total of 365,004 Class A Incentive Units to certain eligible Management Investors who elected to receive all or a portion of their 2013 management incentive program (“MIP”) payment in equity. The number of Class A Incentive Units granted to each Management Investor was based on the level at which each could have received a cash bonus under the MIP. The Class A Incentive Units are subject to vesting based on both performance and service conditions, with the number of Class A Incentive Units that ultimately vest dependent, in the first instance, on the achievement by the Company of the 2013 MIP performance metrics. At its February 25, 2014 meeting, the Company’s Board of Directors determined the extent to which the performance metrics under the MIP have been met and the number of Class A Incentive Units, if any, that each plan participant will retain and/or forfeit based thereon.
Class A Incentive Units are also subject to time-based vesting, which provides for 100% vesting on December 31, 2015, subject to the holder’s continued employment by Holdings, the Company or any of their respective subsidiaries. Outstanding Class A Incentive Units will automatically vest upon a sale of the Company (as defined in the underlying grant agreements). The repurchase price per vested Class A Incentive Unit will be the fair market value (as defined in the underlying grant agreements) of such unit as of the date of the sending of written notice of the repurchase to the holder. If a holder of Class A Incentive Units is terminated without cause prior to December 31, 2015, then all of the holder’s outstanding Class A Incentive Units will vest upon such termination and will not be subject to the repurchase option.
The grant date fair value of the Class A Incentive Units was estimated using an option valuation model. The inputs for expected term, volatility and risk-free rate used in estimating the fair value of the Class A Incentive Units were three years, 26% and 0.36%, respectively, and the model also incorporated an assumption of a 17.1% discount for lack of marketability. The aggregate grant date fair value of the Class A Incentive Units was estimated to be $0.4 million for which the portion that is probable of achievement is expected to be recognized over a period of three years.
Series 1 Class B Incentive Units
On March 30, 2012, Holdings entered into agreements to grant performance-based Incentive Units (the “Series 1 Class B Common Units”) to certain of the Management Investors. The number of Series 1 Class B Common Units that vest will depend on the achievement by the Company of a specified Adjusted EBITDA Amount (as defined in the Holdings Equity Plan) in any year over a three-year period. The Holdings Equity Plan provides for 60% vesting upon achievement of $500 million of Adjusted EBITDA and 100% vesting upon achievement of $558 million of Adjusted EBITDA, with straight-line vesting between these measuring points, subject to the Management Investor’s continued employment by Holdings, the Company or any of their respective subsidiaries. The Series 1 Class B Common Units will automatically vest upon a sale of the Company, as defined in the underlying grant agreement. If the Management Investor ceases to be employed by Holdings, the Company or any of their respective subsidiaries for any reason, all unvested Series 1 Class B Common Units will be automatically forfeited and all vested Series 1 Class B Common Units are subject to repurchase at the option of Holdings and its coinvestors. The repurchase price per vested incentive unit will be the fair market value (as defined in the underlying grant agreements) of such unit as of the date of the sending of written notice of the repurchase to the Management Investor; provided that if the Management Investor’s employment is terminated for cause, then each vested incentive unit will be automatically forfeited. The grant date fair value of the Series 1 Class B Common Units was estimated using an option valuation model and assumed the performance target would be achieved. The inputs for expected term, volatility and risk-free rate used in estimating the fair value of the Series 1 Class B Common Units were 3 years , 43% and 0.51%, respectively, and the model also incorporated an assumption of an 28% discount for lack of marketability. The aggregate grant date fair value of the Series 1 Class B Common Units was estimated to be $0.2 million for which the portion that is probable of achievement is expected to be recognized over a period of three years.
At its February 25, 2014 meeting, the Company’s Board of Directors approved of adjustments to the Series 1 Class B Common Unit vesting targets, reducing the target to achieve 60% vesting to $457.6 million of Adjusted EBITDA and the target to achieve 100% vesting to $500 million of Adjusted EBITDA, and extended the measurement periods to December 31, 2015.
Series 2 Class B Incentive Units
On December 31, 2012, Holdings entered into agreements to grant time-based Incentive Units (the “Series 2 Class B Common Units”) to certain of the Company’s Management Investors. The Series 2 Class B Common Units will vest on a daily, straight-line basis through the fourth anniversary of the grant date subject to the Management Investor’s continued employment by Holdings, the Company or any of their respective subsidiaries; provided that (i) if a sale of the Company (as defined in the underlying grant agreement) occurs, all of the Series 2 Class B Common Units will immediately vest, (ii) if the Company completes an initial public offering or a public offering of a subsidiary (“IPO”), the Series 2 Class B Common Units that were scheduled to vest during the one-year period following the date of the IPO will instead vest as of such time and the remaining unvested portion will continue to vest on a daily basis through the third anniversary of issuance, and (iii) upon the termination of a Management Investor’s employment with Holdings, the Company or any of their respective subsidiaries, by reason of the Management Investor’s death or disability, the Series 2 Class B Common Units that were scheduled to vest during the one-year period following the date of such termination will instead vest as of the date of termination. The grant date fair value of the Series 2 Class B Units was estimated using an option valuation model. The inputs for expected term, volatility and risk-free rate used in estimating the fair value of the Series 2 Class B Common Units were three years, 24% and 0.36%, respectively, and the model also incorporated an assumption of a 17.5% discount for lack of marketability. The aggregate grant date fair value of the Series 2 Class B Common Units was estimated to be $0.0 million.
On December 16, 2013, Holdings entered into agreements to grant additional Series 2 Class B Common Units to certain of the Company’s Management Investors. The grant date fair value of the additional Series 2 Class B Units was estimated using an option valuation model. The inputs for expected term, volatility and risk-free rate used in estimating the fair value of the Series 2 Class B Common Units were 1.5 years , 28% and 0.24%, respectively, and the model also incorporated an assumption of an 8.6% discount for lack of marketability. The aggregate grant date fair value of the Series 2 Class B Common Units was estimated to be $0.3 million.
The grant date fair value of the Series 2 Class B Common Units is expected to be recognized as compensation expense over the applicable four-year vesting period.

(d)	Classification
The Management Agreements governing the purchases of equity units include certain repurchase and put options that are triggered if a Management Investor’s employment is terminated. Upon the termination of a Management Investor’s employment, Holdings and its affiliates would first have an option to repurchase the Management Investor’s equity units. If Holdings or its affiliates do not exercise the option, then the Management Investor has the right to put the equity units to Holdings. Under the put option, the payment to the Management Investor would be effected with cash for the Preferred Units and via the issuance of a subordinated promissory note for the Common Units and Founders Units.
Under the repurchase option or put option, the Preferred Units, the Common Units and the vested Founders Units can be repurchased by or sold to Holdings at fair market value and unvested Founders Units can be repurchased by or sold to Holdings at the lower of original cost or fair market value. Upon a termination for “cause” (as defined in the Management Agreements), Common Units and vested and unvested Founders Units can be repurchased by or sold to Holdings at the lower of original cost or fair market value. The fair market value of the equity units is calculated in accordance with the relevant transaction documents. The fair market value of the Preferred Units has been based on unreturned capital plus accrued and unpaid yield thereon (the “Preferred Unit Liquidation Preference”). The calculation of the fair market value of the Common Units (the “Common Unit Calculated Value”) takes into account the enterprise value of Holdings, the Preferred Unit Liquidation Preference, and the number of outstanding Common Units and Founders Units. The funding to effect repurchases of units from terminated employees with cash is dependent on dividends, payments or other distributions from the Company, through its subsidiaries. During the years ended December 31, 2013, 2012 and 2011, the Company, through its subsidiaries, provided the funding to effect various repurchases of units from terminated employees in accordance with the applicable Management Agreements, and the Company expects to continue to provide the funding to effect future repurchases of units.
The equity units purchased by Management Investors are subject to a repurchase obligation as a result of a put option that is outside of our control. We therefore classify these equity units outside of permanent equity on our consolidated balance sheet with a carrying value that reflects the aggregate amount that would be expected to be paid to Management Investors for the equity units pursuant to the put option as of the balance sheet date. The Incentive Units are not subject to a repurchase obligation that is outside of our control and, accordingly, are classified within permanent equity.
The following table presents changes in the carrying value of redeemable equity units (in millions):

	2013	2012
Balance at January 1	$41.4	$53.9
Reclassifications from permanent equity, net	5.3	4.1
Reclassifications to accrued expenses upon notification of redemption	(5.6)	(16.6)
Balance at December 31	$41.1	$41.4
As of December 31, 2013 and December 31, 2012, $1.4 million and $2.2 million, respectively, was included within accrued expenses in the accompanying balance sheet relating to committed repurchases of units by Holdings.

(14)	Financial Instruments and Fair Value Measurements
Our financial instruments consist primarily of cash and cash equivalents, compensating cash balance, trade accounts receivable, accounts payable, debt, foreign currency forward contracts and investments held by certain pension plans we sponsor.
Our financial instruments, other than our trade accounts receivable and accounts payable, are spread across a number of large financial institutions whose credit ratings we monitor and believe do not currently carry a material risk of non-performance. Certain of our financial instruments, including our foreign currency forward contracts, contain off-balance-sheet risk.

(a)	Recurring Fair Value Measurements
Fair value is defined as an exit price (i.e., the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date). The fair value hierarchy prioritizes the inputs to valuation techniques used to measure fair value into three broad levels as shown below. An instrument’s classification within the fair value hierarchy is determined based on the lowest level input that is significant to the fair value measurement.

•	Level 1 — Quoted prices (unadjusted) in active markets for identical assets or liabilities

•	Level 2 — Inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the asset or liability

•	Level 3 — Inputs that are unobservable for the asset or liability based on the Company’s own assumptions (about the assumptions market participants would use in pricing the asset or liability)
The carrying amounts reported in the accompanying consolidated balance sheets for cash and cash equivalents, compensating cash balance, trade accounts receivable, accounts payable and current portion of debt approximate fair value due to the short-term nature of these instruments.
The following tables present information about the Company’s other financial assets and liabilities measured at fair value on a recurring basis (in millions):

	December 31, 2013
	Total	Level 1	Level 2	Level 3
Liabilities
Foreign currency forward contracts	$0.1	$—	$0.1	$—
	December 31, 2012
	Total	Level 1	Level 2	Level 3
Assets
Foreign currency forward contracts	$1.2	$—	$1.2	$—
The fair value of our foreign currency forward contracts was estimated based on period-end spot rates, and we believe such valuations qualify as Level 2 measurements.

(b)	Debt Instruments
The following table presents the carrying amounts and estimated fair values of our primary debt instruments (in millions):

	December 31, 2013		December 31, 2012
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Senior Secured Credit Facility	$1,389.2	$1,400.4	$1,475.7	$1,481.3
7.25% Senior Notes	750.0	806.3	750.0	788.9
10.75% Senior Subordinated Notes	533.4	559.7	526.5	529.2
The fair values of our primary debt instruments are based on estimates using quoted market prices and standard pricing models that take into account the present value of future cash flows as of the respective balance sheet date. We believe that these qualify as Level 2 measurements, except for our publicly-traded 7.25% Senior Notes as of December 31, 2013, which we believe qualify as a Level 1 measurement.

(c)	Derivative Instruments and Hedging Activities
Interest Rate Swap Arrangements
Since December 31, 2012, the Company is no longer a party to any interest rate swap arrangements.
Borrowings under our Senior Secured Credit Facility bear interest at variable rates, while our 7.25% Senior Notes and Senior Subordinated Notes bear interest at fixed rates. Prior to December 31, 2012, the Company managed its exposure to changes in market interest rates by entering into interest rate swaps.
The Company’s prior interest rate swaps became effective on June 29, 2007, were amended on June 30, 2008, and matured on December 31, 2012. The purpose of the interest rate swaps was to fix the variable rate of interest on a portion of our term loan borrowings under the Senior Secured Credit Facility. The fair value of the interest rate swaps as of June 29, 2007, was a liability of $2.1 million, representing an unrealized loss on derivative transactions, with a corresponding adjustment to accumulated other comprehensive income (loss), which was amortized to interest expense over the remaining term of the hedged instruments.
The interest rate swaps were accounted for as cash flow hedges with the effective portions of changes in the fair value reflected in other comprehensive income (loss). Effective June 30, 2008, the Company amended the interest rate swaps and discontinued hedge accounting for the original swaps. As of June 30, 2008, $10.5 million, representing a net unrealized loss, was included in other comprehensive income (loss). This net unrealized loss was reclassified from other comprehensive income (loss) to interest expense over the remaining term of the swap arrangements.
The amended interest rate swaps were originally designated as cash flow hedges although we discontinued hedge accounting under the amended interest rate swaps in 2008. The cumulative effective portion of changes in fair value of the amended interest rate swaps was $3.5 million, in the aggregate, representing a net unrealized loss and included in other comprehensive income (loss) as of September 30, 2008. This unrealized loss was reclassified from other comprehensive income (loss) to interest expense over the remaining term of the swap arrangements.
Subsequent to September 30, 2008, and continuing through December 31, 2012, changes in the fair value of the amended swaps were recognized as a non-cash component of interest expense.
Foreign Currency Forward Contracts
We regularly enter into foreign currency forward contracts to mitigate the risk of changes in foreign currency exchange rates primarily associated with the purchase of inventory from foreign vendors or for payments between our subsidiaries generally within the next twelve months or less. Gains and losses on the foreign currency forward contracts generally offset certain portions of gains and losses on expected commitments. To the extent these foreign currency forward contracts are considered effective hedges, gains and losses on these positions are deferred and recorded in accumulated other comprehensive income or loss and are recognized in the results of operations when the hedged item affects earnings. The notional value of these outstanding foreign currency forward contracts was $77.0 million and $159.0 million as of December 31, 2013 and 2012, respectively.
In 2007, in connection with the anticipated issuance of Euro-denominated debt under the Senior Secured Credit Facility, the Company entered into a series of foreign currency forward contracts. These foreign currency forward contracts, designated as cash flow hedges, were settled upon the issuance of the Euro-denominated debt with a corresponding realized loss on derivative transaction of $6.0 million, net of $3.8 million in taxes, to accumulated other comprehensive income (loss), which is being amortized to interest expense over the life of the underlying euro-denominated debt.

Tabular Disclosure
The following table presents the balance sheet classification and estimated fair values of our derivative instruments on a gross basis (in millions):

	Asset Derivatives				Liability Derivatives
	December 31, 2013		December 31, 2012		December 31, 2013		December 31, 2012
	Balance Sheet Classification	Fair Value	Balance Sheet Classification	Fair Value	Balance Sheet Classification	Fair Value	Balance Sheet Classification	Fair Value
Derivatives designated as hedging instruments
Foreign currency forward contracts		$—	Other current assets	$2.1	Accrued expenses	$0.4	Accrued expenses	$0.5
Derivatives not designated as hedging instruments
Foreign currency forward contracts	Other current assets	0.6		—	Accrued expenses	0.3	Accrued expenses	0.4
Total derivatives		$0.6		$2.1		$0.7		$0.9
The following table shows the amounts of gains or losses recognized in other comprehensive income and the classifications and amounts of gains or losses reclassified into earnings for our derivative instruments designated as cash flow hedging instruments for each of the reporting periods (in millions):

	Gain (Loss) Recognized in Other Comprehensive Income			Gain (Loss) Reclassified from Other Comprehensive Income into Earnings
	Year Ended			Classification in Statements of Operations	Year Ended
Derivatives in cash flow	December 31,				December 31,
hedging relationships	2013	2012	2011		2013	2012	2011
Interest rate swap arrangements	$—	$—	$—	Interest expense	$—	$(1.8)	$(3.4)
Foreign currency forward contracts	—	—	—	Interest expense	(1.0)	(1.4)	(1.6)
Foreign currency forward contracts	3.5	0.7	(2.5)	Cost of goods sold	5.5	(2.1)	(2.6)
Total	$3.5	$0.7	$(2.5)		$4.5	$(5.3)	$(7.6)
The following table presents the classifications and amounts of gains or losses recognized within our statements of operations for our derivative instruments not designated as hedging instruments for each of the reporting periods (in millions):

	Gain (Loss) Recognized in Earnings
	Classification in Statements of Operations	Year Ended December 31,
		2013	2012	2011
Derivatives not designated as hedging instruments
Interest rate swap arrangements — realized	Interest expense	$—	$(14.4)	$(27.8)
Interest rate swap arrangements — unrealized	Interest expense	—	12.3	22.9
Foreign currency forward contracts	Other income (expense)	0.6	(1.0)	(2.4)
Total		$0.6	$(3.1)	$(7.3)

(d)	Pension Investments
See Note 12 for a description of the material pension plans that we sponsor, including investment strategies, major classes of plan assets and their respective fair values and classification within the fair value hierarchy (for funded plans) and discussion of concentrations of risk, if any. In determining the funded status of these pension plans, we evaluate the fair value of investments held by each plan. The fair value of pension plan holdings is determined through observing values for underlying investment holdings, either directly or indirectly, through market corroboration.

(e)	Non-Recurring Fair Value Measurements
As discussed in Notes 4 and 6, the Company has performed the following non-recurring fair value measurements:

•	On October 1, 2013, the Company estimated the fair value of indefinite-lived intangible assets and the fair value of its reporting units in connection with its annual assessments of impairment; and

•	On various dates during 2013, the Company determined the fair value of acquired intangible assets related to the Acquisitions.
The following table presents the Company’s non-financial assets measured on a non-recurring basis (in millions):

Carrying Value
2013
Significant unobservable inputs (Level 3)
Annual assessments of impairment — October 1:
Goodwill:
US Lab	$827.6
Emerging Businesses	207.8
Europe	872.1
Indefinite-lived intangible assets:
US Lab	349.4
Emerging Businesses	70.0
Europe	252.9
Science Education	15.4
Acquired intangible assets — various dates	16.1
The Company estimates the fair value of each reporting unit using both the income approach (a discounted cash flow technique) and the market approach (a market multiple technique). These valuation methods required management to make various assumptions, including, but not limited to, assumptions related to future profitability, cash flows, discount rates as well as valuation multiples derived from comparable publicly traded companies that are applied to operating performance of the reporting unit. Our estimates are based upon historical trends, management’s knowledge and experience and overall economic factors, including projections of future earnings potential. Developing discounted future cash flows in applying the income approach requires us to evaluate our intermediate to longer-term strategies for each reporting unit, including, but not limited to, estimates about revenue growth, our acquisition strategies, operating margins, capital requirements, inflation and working capital management. The development of appropriate rates to discount the estimated future cash flows of each reporting unit requires the selection of risk premiums, which can materially impact the present value of future cash flows. Selection of an appropriate peer group under the market approach involves judgment and an alternative selection of guideline companies could yield materially different market multiples.
The fair value of our indefinite-lived intangible assets was determined using a discounted cash flow approach which incorporates an estimated royalty rate and discount rate (among other estimates) applicable to trademarks and tradenames.
The Company estimated the fair value of acquired intangible assets using discounted cash flow techniques which included an estimate of future cash flows, consistent with overall cash flow projections used to determine the purchase price paid to acquire the business, discounted at a rate of return that reflect the relative risk of the cash flows.
We believe the estimates and assumptions used in the valuation methods were reasonable.

(15)	Comprehensive Income or Loss
The following table presents changes in the components of accumulated other comprehensive income or loss, net of tax (in millions):

	Foreign Currency Translation	Derivative Instruments	Defined Benefit Plans	Accumulated Other Comprehensive Income (Loss)
Balance at January 1, 2011	$(12.6)	$(8.3)	$1.1	$(19.8)
Net unrealized loss arising during the period	(50.0)	(1.5)	(13.8)	(65.3)
Reclassification of loss into earnings	—	4.6	0.3	4.9
Balance at December 31, 2011	(62.6)	(5.2)	(12.4)	(80.2)
Net unrealized loss arising during the period	35.3	0.5	(9.2)	26.6
Reclassification of loss into earnings	—	3.4	0.8	4.2
Balance at December 31, 2012	(27.3)	(1.3)	(20.8)	(49.4)
Net unrealized gain arising during the period	40.6	2.6	10.6	53.8
Reclassification of (gain) loss into earnings	—	(3.4)	1.5	(1.9)
Balance at December 31, 2013	$13.3	$(2.1)	$(8.7)	$2.5
The following table presents details about reclassifications out of accumulated other comprehensive income or loss by component (in millions):

	Amounts Reclassified from Accumulated Other Comprehensive Income (Loss)
Details about Accumulated Other Comprehensive Income or Loss Components	Year Ended	Affected Line Item in Statement of Operations
	December 31, 2013
Derivative instruments:
Foreign currency forward contracts	$(0.6)	Interest expense
Foreign currency forward contracts	(0.4)	Loss on extinguishment of long-term debt
Foreign currency forward contracts	5.5	Cost of goods sold
	4.5	Total before tax
	(1.1)	Tax (expense) benefit
	3.4	Net of tax
Defined benefit pensions:
Net actuarial loss	$(2.1)	Selling, general and administrative expenses (Note 12)
	(2.1)	Total before tax
	0.6	Tax (expense) benefit
	(1.5)	Net of tax
Total reclassifications for the period	$1.9	Net of tax
The following table presents the income tax effects of the components of comprehensive income or loss (in millions):

	Year Ended December 31,
	2013	2012	2011
Derivative instruments:
Benefit (provision) arising during the period	$(0.9)	$(0.2)	$1.0
Reclassification of provision (benefit) into earnings	1.1	(1.9)	(2.9)
Defined benefit plans:
(Provision) benefit arising during the period	(4.4)	2.7	7.2
Reclassification of benefit into earnings	(0.6)	(0.2)	(0.2)

(16)	Commitments and Contingencies

(a)	Lease Commitments
The Company leases office and warehouse space, vehicles and computer and office equipment under operating leases, certain of which extend up to 15.0 years, subject to renewal options. Rental expense is shown in the table below (in millions):

	Year Ended December 31,
	2013	2012	2011
Rental expense	$35.6	$37.9	$36.0
Future minimum lease payments as of December 31, 2013, under capital leases and under non-cancelable operating leases having initial lease terms of more than one year are as follows (in millions):

	Capital Leases	Operating Leases
Year ending December 31,
2014	$6.3	$32.2
2015	4.9	27.6
2016	4.3	23.6
2017	3.0	20.4
2018	2.0	16.3
Thereafter	1.0	41.2
Total minimum payments	21.5	$161.3
Less amounts representing imputed interest	2.9
Present value of minimum lease payments	$18.6

(b)	Contingencies
Our business involves risk of product liability, patent infringement and other claims in the ordinary course of business arising from the products that we source from various manufacturers or produce ourselves, as well as from the services we provide. Our exposure to such claims may increase as we seek to increase the geographic scope of our sourcing activities and sales of private label products and to the extent that we consummate additional acquisitions that vertically integrate portions of our business. We maintain insurance policies, including product liability insurance, and in many cases the manufacturers of the products we distribute have indemnified us against such claims. We cannot assure you that our insurance coverage or indemnification agreements with manufacturers will be available in all pending or any future cases brought against us. Furthermore, our ability to recover under any insurance or indemnification arrangements is subject to the financial viability of our insurers, our manufacturers and our manufacturers’ insurers, as well as legal enforcement under the local laws governing the arrangements. In particular, as we seek to expand our sourcing from manufacturers in Asia Pacific and other developing locations, we expect that we will increase our exposure to potential defaults under the related indemnification arrangements. Insurance coverage in general or coverage for certain types of liabilities, such as product liability or patent infringement in these developing markets may not be readily available for purchase or cost-effective for us to purchase. Furthermore, insurance for liability relating to asbestos, lead and silica exposure is not available, and we do not maintain insurance for product recalls. Accordingly, we could be subject to uninsured and unindemnified future liabilities, and an unfavorable result in a case for which adequate insurance or indemnification is not available could result in a material adverse effect on our business, financial condition and results of operations.
We are also involved in various legal and regulatory cases, claims, assessments and inquiries, which are considered routine to our business and which include being named from time to time as a defendant in cases as a result of our distribution of laboratory supplies, including litigation resulting from the alleged prior distribution of products containing asbestos by certain of our predecessors or acquired companies. While the impact of this litigation has historically been immaterial and we believe the range of reasonably possible loss from current matters continues to be immaterial, there can be no assurance that the impact of the pending and any future claims will not be material to our business, financial condition or results of operations in the future.

(c)	Employment Agreements
The employment agreements with our executive officers include non-compete, non-solicit and non-hire covenants as well as severance provisions. In general, if the executive officer is terminated without “Cause” or resigns for “Good Reason” (as such terms are defined in the respective employment agreements) the executive officer is entitled to one and a half times (two times in the case of our President and Chief Executive Officer) the sum of base salary plus the target bonus for the year in which such termination or resignation occurs and continued health benefits for the 12-month period (18-month period in the case of our President and Chief Executive Officer) following termination or resignation. Salary and bonus payments are payable in equal installments over the 12-month period following such termination or resignation. The aggregate potential payments under these employment agreements for terminations without Cause and resignations for Good Reason, including estimated costs associated with continued health benefits, is approximately $11.5 million as of December 31, 2013.
On April 3, 2013, the Company entered into a new employment arrangement with Manuel Brocke-Benz, its President and Chief Executive Officer, replacing his existing employment letters. Pursuant to the terms of his new employment agreement, Mr. Brocke-Benz will receive a per annum base salary of $800,000 and an annual target base bonus of 100% of his base salary and a maximum bonus of 200% of his base salary. If Mr. Brocke-Benz is terminated without cause or if he resigns for good reason (as defined in his employment agreement), he will be entitled to (i) two times the sum of his base salary plus his target bonus for the year in which such termination or resignation occurs and (ii) continued health benefits for the 18-month period following termination or resignation.
John M. Ballbach and the Board of Directors (the “Board”) of the Company agreed that effective July 25, 2012, Mr. Ballbach would no longer be serving as Chairman, President and Chief Executive Officer of the Company or as a member of the Board. In connection with Mr. Ballbach’s departure, the Company and Mr. Ballbach entered into a General Release (the “Release Agreement”). Pursuant to the Release Agreement, Mr. Ballbach received (1) cash severance payments in the amount of $5.2 million, payable in equal installments over 12 months and (2) payment of continued health benefits for a period of 18 months, in exchange for a general release of all claims, including all obligations under his employment agreement, to the Company and for agreeing to provide consulting services to the Company for six months. In accordance with the Holdings Equity Plan, the Company exercised its option to repurchase all equity interests held by Mr. Ballbach during the fourth quarter of 2012, for an aggregate purchase price of $9.1 million.

(d)	Significant Relationship
Merck KGaA and its affiliates are one of our major suppliers of chemical and other products. Merck KGaA and its affiliates supplied products accounting for approximately 10% of our consolidated net sales during the years ended December 31, 2013, 2012 and 2011, representing less than 5% of our Americas net sales and 20% or less of our EMEA-APAC net sales in each of 2013, 2012 and 2011. We have concluded negotiations to replace our chemical distribution agreements with Merck KGaA, which were set to expire in April 2014. The new, non-exclusive chemical distribution agreements with Merck KGaA will commence in April 2014 and run through December 2018. The terms and conditions in these new agreements are less favorable to us than in our existing agreements with Merck KGaA, which could adversely affect our results of operations or financial condition once the new agreements commence. Merck KGaA has the right to terminate these agreements if certain events occur.

(17)	Transactions with Related Parties
As of December 31, 2013, Madison Dearborn and Avista Capital Partners, L.P. (“Avista”), through certain of their investment funds, beneficially own, on a fully-diluted basis, approximately 73% and 7% of our total outstanding common stock, respectively, through their ownership interests in Holdings. The Company is party to a management services agreement with affiliates of Madison Dearborn and Avista (the “Management Services Agreement”). Pursuant to the Management Services Agreement, Madison Dearborn and Avista or their affiliate parties thereto will provide the Company with management and consulting services and financial and other advisory services and will be paid an aggregate annual management fee of $2.0 million (paid quarterly) in connection with the provision of such services as well as board-level services. In addition, Madison Dearborn and Avista will receive a placement fee of 2.5% of any equity financing that they provide to us prior to a public equity offering. The Management Services Agreement shall remain in effect, with respect to Madison Dearborn, until the date on which neither Madison Dearborn nor its affiliates hold directly or indirectly any equity securities of the ultimate parent of the Company or its successors and, with respect to Avista, until the date on which Avista ceases to have the right to designate a representative of the board of managers of the ultimate parent of the Company.
As of December 31, 2013, affiliates of Goldman, Sachs & Co. (“Goldman”) beneficially own approximately 4% of our total outstanding common stock through their ownership interests in Holdings. Goldman and its affiliates have provided from time to time in the past and may provide in the future investment banking, commercial lending and financial advisory services to the Company and its affiliates. In connection with the issuance of the 7.25% Senior Notes in 2012, Goldman provided financial advisory services to the Company and acted as joint lead arranger, joint bookrunner, and syndication agent and was an initial purchaser of a portion of the 7.25% Senior Notes. For their services and participation in the issuance of the 7.25% Senior Notes, Goldman was paid $10.4 million. In addition, Goldman was and currently is a lender under the Company’s Senior Secured Credit Facility, for which it receives fees and earns interest according to the terms and conditions of the Senior Secured Credit Facility, and was and currently is the sole holder of the Senior Subordinated Notes.

(18)	Segment Financial Information
We report financial results on the basis of two reportable segments: (1) North, Central and South America (collectively, the “Americas”); and (2) Europe, Middle East, Africa and Asia Pacific (collectively, “EMEA-APAC”). Both the Americas and EMEA-APAC segments are engaged in the distribution of laboratory and production supplies to customers in the pharmaceutical, biotechnology, medical device, chemical, technology, food processing, healthcare, mining and consumer products industries, as well as governmental agencies, universities and research institutes and environmental organizations, within their respective geographic regions.
Prior to January 1, 2014, we reported financial results on the basis of three reportable segments: Americas, Europe and Science Education. Effective January 1, 2014, we changed our reportable segments to align with our new basis of managing the business. Science Education no longer qualifies as a reportable segment because it has been fully integrated into our U.S. Lab and Distribution Services (“US Lab”) business. In addition, we realigned our operations throughout Asia Pacific under European leadership. We have recast all reportable segment financial data herein to conform to the current segment presentation.

(a)	Basis of Determining Segments
Our Company is comprised of three operating segments: (1) US Lab; (2) a collection of laboratory supply and other distribution businesses primarily operating North, Central and South America (collectively, “Emerging Businesses”); and (3) EMEA-APAC. Our operating segments are differentiated by geographic dispersion, which corresponds to the manner in which our chief operating decision maker evaluates performance. We present two reportable segments because we have aggregated US Lab and Emerging Businesses into the Americas reportable segment due to their high degree of economic similarity.
Corporate costs are managed centrally and attributed to the Americas segment.

(b)	Segment Financial Information
The following tables present selected financial information by reportable segment (in millions):

	Year Ended December 31,
	2013	2012	2011
Net sales:
Americas	$2,352.7	$2,400.9	$2,418.5
EMEA-APAC	1,835.1	1,728.5	1,742.6
Total	$4,187.8	$4,129.4	$4,161.1
Operating income (loss):
Americas	$115.8	$123.2	$130.7
EMEA-APAC	138.2	128.8	135.2
Total	$254.0	$252.0	$265.9
Capital expenditures:
Americas	$22.9	$38.6	$29.8
EMEA-APAC	22.4	13.2	12.7
Total	$45.3	$51.8	$42.5
Depreciation and amortization:
Americas	$75.1	$75.2	$69.0
EMEA-APAC	54.9	50.7	51.9
Total	$130.0	$125.9	$120.9
Inter-segment activity has been eliminated. Therefore, the revenues reported for each reportable segment are substantially all from external customers. The operating income of the Americas and EMEA-APAC reportable segments for the year ended December 31, 2013, includes $7.6 million and $24.9 million, respectively, in charges relating to the Program. See Note 7.

Total assets by reportable segment are as follows (in millions):

	December 31,
	2013	2012
Americas	$2,874.9	$2,997.2
EMEA-APAC	2,334.1	2,404.8
Total	$5,209.0	$5,402.0
Net sales, long-lived assets and total assets by geographic area are as follows (in millions):

	Year Ended December 31,
	2013	2012	2011
Net sales:
United States	$2,077.7	$2,117.5	$2,172.4
International	2,110.1	2,011.9	1,988.7
Total	$4,187.8	$4,129.4	$4,161.1

	December 31,
	2013	2012
Long-lived assets:
United States	$135.4	$130.6
International	112.2	103.5
Total	$247.6	$234.1
Total assets:
United States	$2,546.0	$2,661.4
International	2,663.0	2,740.6
Total	$5,209.0	$5,402.0

(19)	Unaudited Quarterly Financial Information
The following tables present select unaudited quarterly financial information (in millions):

	2013 Quarterly Periods
	First	Second	Third	Fourth
Net sales	$1,024.3	$1,049.0	$1,055.2	$1,059.3
Gross profit	297.5	295.6	298.2	305.0
Operating income	63.5	63.6	62.4	64.5
Interest expense, net	(47.6)	(47.4)	(47.8)	(47.9)
Other income (expense), net	23.0	(15.9)	(30.4)	(15.5)
Loss on extinguishment of long-term debt	(2.0)	—	—	—
Income (loss) before income taxes	36.9	0.3	(15.8)	1.1
Net income (loss)	22.1	(3.6)	(13.5)	9.1
	2012 Quarterly Periods
	First	Second	Third	Fourth
Net sales	$1,033.3	$1,022.8	$1,029.2	$1,044.1
Gross profit	302.5	291.7	286.4	286.8
Operating income	70.9	63.7	59.7	57.7
Interest expense, net	(48.3)	(49.2)	(55.0)	(47.0)
Other income (expense), net	(23.1)	43.0	(13.0)	(22.0)
Loss on extinguishment of long-term debt	—	—	(4.2)	(21.3)
(Loss) income before income taxes	(0.5)	57.5	(12.5)	(32.6)
Net (loss) income	(1.5)	34.6	(8.2)	(21.1)

(20)	Condensed Consolidating Financial Information
The following tables set forth the condensed consolidating financial statements of the Company. These financial statements are included as a result of the guarantee arrangements relating to our 7.25% Senior Notes. The 7.25% Senior Notes are jointly and severally guaranteed on an unsecured basis by each of the Company’s wholly owned U.S. subsidiaries other than its U.S. foreign subsidiary holding companies. The guarantees are full and unconditional and each of the Subsidiary Guarantors is wholly owned, directly or indirectly, by the Company. These condensed consolidating financial statements have been prepared from the Company’s financial information on the same basis of accounting as the Company’s consolidated financial statements.
The following condensed consolidating financial statements present balance sheets, statements of operations, statements of comprehensive income or loss and statements of cash flows of (1) the Company (“Parent”), (2) the Subsidiary Guarantors, (3) subsidiaries of the Company that are not guarantors (the “Non-Guarantor Subsidiaries”), (4) elimination entries necessary to consolidate the Company, the Subsidiary Guarantors and the Non-Guarantor Subsidiaries and (5) the Company on a consolidated basis. The eliminating adjustments primarily reflect inter-company transactions, such as accounts receivable and payable, advances, royalties and profit in inventory eliminations. We have not presented separate notes and other disclosures concerning the Subsidiary Guarantors as we have determined that any material information that would be disclosed in such notes is available in the notes to the Company’s consolidated financial statements.
The condensed consolidating balance sheets as of December 31, 2013 and 2012 have been retrospectively adjusted to reflect our adoption of new guidance for the presentation of unrecognized tax benefits. See Note 3.

Condensed Consolidating Balance Sheet
December 31, 2013
(in millions)

	Parent	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Total Company
Assets
Current assets:
Cash and cash equivalents	$—	$2.5	$133.1	$—	$135.6
Compensating cash balance	—	—	25.9	—	25.9
Trade accounts receivable, net	—	6.8	578.8	—	585.6
Inventories	—	158.9	206.2	—	365.1
Other current assets	0.8	30.8	72.0	—	103.6
Intercompany receivables	67.0	434.6	5.9	(507.5)	—
Total current assets	67.8	633.6	1,021.9	(507.5)	1,215.8
Property and equipment, net	—	118.6	129.0	—	247.6
Goodwill	—	916.5	1,010.0	—	1,926.5
Other intangible assets, net	—	944.6	779.9	—	1,724.5
Deferred income taxes	212.0	—	7.3	(212.0)	7.3
Investment in subsidiaries	2,954.6	1,955.7	—	(4,910.3)	—
Other assets	22.0	58.4	6.9	—	87.3
Intercompany loans	1,028.1	92.3	464.8	(1,585.2)	—
Total assets	$4,284.5	$4,719.7	$3,419.8	$(7,215.0)	$5,209.0
Liabilities, Redeemable Equity Units and Stockholders’ Equity
Current liabilities:
Current portion of debt and capital lease obligations	$26.8	$1.1	$43.1	$—	$71.0
Accounts payable	—	220.9	241.8	—	462.7
Accrued expenses	19.4	54.8	137.9	—	212.1
Intercompany payables	0.1	23.9	483.5	(507.5)	—
Total current liabilities	46.3	300.7	906.3	(507.5)	745.8
Long-term debt and capital lease obligations	2,645.8	0.7	136.9	—	2,783.4
Other long-term liabilities	0.2	25.8	111.3	—	137.3
Deferred income taxes	—	438.2	219.9	(212.0)	446.1
Intercompany loans	495.8	1,000.5	88.9	(1,585.2)	—
Total liabilities	3,188.1	1,765.9	1,463.3	(2,304.7)	4,112.6
Redeemable equity units	41.1	—	—	—	41.1
Total stockholders’ equity	1,055.3	2,953.8	1,956.5	(4,910.3)	1,055.3
Total liabilities, redeemable equity units and stockholders’ equity	$4,284.5	$4,719.7	$3,419.8	$(7,215.0)	$5,209.0

Condensed Consolidating Balance Sheet
December 31, 2012
(in millions)

	Parent	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Total Company
Assets
Current assets:
Cash and cash equivalents	$1.2	$3.3	$135.3	$—	$139.8
Compensating cash balance	—	—	246.9	—	246.9
Trade accounts receivable, net	—	—	596.9	—	596.9
Inventories	—	145.2	184.8	—	330.0
Other current assets	1.9	28.6	67.2	—	97.7
Intercompany receivables	45.9	324.6	3.3	(373.8)	—
Total current assets	49.0	501.7	1,234.4	(373.8)	1,411.3
Property and equipment, net	—	114.7	119.4	—	234.1
Goodwill	—	924.6	952.8	—	1,877.4
Other intangible assets, net	—	1,008.8	778.4	—	1,787.2
Deferred income taxes	179.1	—	11.8	(179.1)	11.8
Investment in subsidiaries	2,776.3	1,801.0	—	(4,577.3)	—
Other assets	28.2	44.4	7.6	—	80.2
Intercompany loans	1,046.7	116.3	221.7	(1,384.7)	—
Total assets	$4,079.3	$4,511.5	$3,326.1	$(6,514.9)	$5,402.0
Liabilities, Redeemable Equity Units and Stockholders’ Equity
Current liabilities:
Current portion of debt and capital lease obligations	$130.6	$0.1	$262.8	$—	$393.5
Accounts payable	—	189.3	223.1	—	412.4
Accrued expenses	27.5	57.2	117.4	—	202.1
Intercompany payables	4.2	12.9	356.7	(373.8)	—
Total current liabilities	162.3	259.5	960.0	(373.8)	1,008.0
Long-term debt and capital lease obligations	2,621.6	1.8	131.7	—	2,755.1
Other long-term liabilities	0.4	28.3	112.5	—	141.2
Deferred income taxes	—	419.2	223.6	(179.1)	463.7
Intercompany loans	261.0	1,027.2	96.5	(1,384.7)	—
Total liabilities	3,045.3	1,736.0	1,524.3	(1,937.6)	4,368.0
Redeemable equity units	41.4	—	—	—	41.4
Total stockholders’ equity	992.6	2,775.5	1,801.8	(4,577.3)	992.6
Total liabilities, redeemable equity units and stockholders’ equity	$4,079.3	$4,511.5	$3,326.1	$(6,514.9)	$5,402.0

Condensed Consolidating Statement of Operations
Year Ended December 31, 2013
(in millions)

	Parent	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Total Company
Net sales	$—	$2,075.3	$2,158.5	$(46.0)	$4,187.8
Cost of goods sold	—	1,559.6	1,477.9	(46.0)	2,991.5
Gross profit	—	515.7	680.6	—	1,196.3
Selling, general and administrative expenses	2.9	439.9	564.3	(64.8)	942.3
Operating (loss) income	(2.9)	75.8	116.3	64.8	254.0
Interest expense, net of interest income(1)	(148.8)	(29.6)	(12.3)	—	(190.7)
Other income (expense), net	(34.9)	25.7	35.2	(64.8)	(38.8)
Loss on extinguishment of long-term debt	(2.0)	—	—	—	(2.0)
(Loss) income before income taxes and equity in earnings of subsidiaries	(188.6)	71.9	139.2	—	22.5
Income tax benefit (provision)	76.2	(46.7)	(37.9)	—	(8.4)
Equity in earnings of subsidiaries, net of tax	126.5	101.3	—	(227.8)	—
Net income	$14.1	$126.5	$101.3	$(227.8)	$14.1

(1)
The Parent’s net interest expense for the year ended December 31, 2013 of $148.8 million relates to long-term debt of approximately $2.6 billion, net of interest income associated with inter-company loans of $1.0 billion. The Parent is substantially dependent on dividends, interest income, or other distributions from its subsidiary companies to fund the cash interest expense on its long-term debt obligations. The Parent may draw on its existing revolving credit facility (a component of the Senior Secured Credit Facility) to fund certain portions of the cash interest expense on its long-term debt obligations.

Condensed Consolidating Statement of Operations
Year Ended December 31, 2012
(in millions)

	Parent	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Total Company
Net sales	$—	$2,101.4	$2,064.8	$(36.8)	$4,129.4
Cost of goods sold	—	1,569.9	1,428.9	(36.8)	2,962.0
Gross profit	—	531.5	635.9	—	1,167.4
Selling, general and administrative expenses	3.0	457.1	518.5	(63.2)	915.4
Operating (loss) income	(3.0)	74.4	117.4	63.2	252.0
Interest expense, net of interest income	(154.4)	(31.2)	(13.9)	—	(199.5)
Other income (expense), net	(18.2)	31.4	34.9	(63.2)	(15.1)
Loss on extinguishment of long-term debt	(25.5)	—	—	—	(25.5)
(Loss) income before income taxes and equity in earnings of subsidiaries	(201.1)	74.6	138.4	—	11.9
Income tax benefit (provision)	79.2	(44.9)	(42.4)	—	(8.1)
Equity in earnings of subsidiaries, net of tax	125.7	96.0	—	(221.7)	—
Net income	$3.8	$125.7	$96.0	$(221.7)	$3.8

Condensed Consolidating Statement of Operations
Year Ended December 31, 2011
(in millions)

	Parent	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Total Company
Net sales	$—	$2,138.9	$2,041.6	$(19.4)	$4,161.1
Cost of goods sold	—	1,594.8	1,406.2	(19.4)	2,981.6
Gross profit	—	544.1	635.4	—	1,179.5
Selling, general and administrative expenses	3.0	450.0	503.3	(46.0)	910.3
Impairment of intangible assets	—	3.3	—	—	3.3
Operating (loss) income	(3.0)	90.8	132.1	46.0	265.9
Interest expense, net of interest income	(159.2)	(34.5)	(5.9)	—	(199.6)
Other income (expense), net	25.0	30.0	12.8	(46.0)	21.8
(Loss) income before income taxes and equity in earnings of subsidiaries	(137.2)	86.3	139.0	—	88.1
Income tax benefit (provision)	56.7	(53.6)	(33.5)	—	(30.4)
Equity in earnings of subsidiaries, net of tax	138.2	105.5	—	(243.7)	—
Net income	$57.7	$138.2	$105.5	$(243.7)	$57.7
Condensed Consolidating Statement of Comprehensive Income or Loss
Year Ended December 31, 2013
(in millions)

	Parent	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Total Company
Net income	$14.1	$126.5	$101.3	$(227.8)	$14.1
Other comprehensive income (loss), net of taxes:
Foreign currency translation:
Net unrealized gain arising during the period	40.6	40.6	40.6	(81.2)	40.6
Derivative instruments:
Net unrealized gain arising during the period	2.6	2.6	2.6	(5.2)	2.6
Reclassification of gains into earnings	(3.4)	(4.0)	(4.0)	8.0	(3.4)
Defined benefit plans:
Net unrealized gain arising during the period	10.6	10.6	5.4	(16.0)	10.6
Reclassification of actuarial losses into earnings	1.5	1.5	1.5	(3.0)	1.5
Other comprehensive income	51.9	51.3	46.1	(97.4)	51.9
Comprehensive income	$66.0	$177.8	$147.4	$(325.2)	$66.0

Condensed Consolidating Statement of Comprehensive Income or Loss
Year Ended December 31, 2012
(in millions)

	Parent	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Total Company
Net income	$3.8	$125.7	$96.0	$(221.7)	$3.8
Other comprehensive income, net of taxes:
Foreign currency translation:
Net unrealized gain arising during the period	35.3	35.3	35.3	(70.6)	35.3
Derivative instruments:
Net unrealized gain arising during the period	0.5	0.5	0.5	(1.0)	0.5
Reclassification of losses into earnings	3.4	1.4	1.4	(2.8)	3.4
Defined benefit plans:
Net unrealized loss arising during the period	(9.2)	(9.2)	(15.3)	24.5	(9.2)
Reclassification of actuarial losses into earnings	0.8	0.8	0.8	(1.6)	0.8
Other comprehensive income	30.8	28.8	22.7	(51.5)	30.8
Comprehensive income	$34.6	$154.5	$118.7	$(273.2)	$34.6
Condensed Consolidating Statement of Comprehensive Income or Loss
Year Ended December 31, 2011
(in millions)

	Parent	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Total Company
Net income	$57.7	$138.2	$105.5	$(243.7)	$57.7
Other comprehensive loss, net of taxes:
Foreign currency translation:
Net unrealized loss arising during the period	(50.0)	(50.0)	(50.0)	100.0	(50.0)
Derivative instruments:
Net unrealized loss arising during the period	(1.5)	(1.5)	(1.5)	3.0	(1.5)
Reclassification of losses into earnings	4.6	1.6	1.6	(3.2)	4.6
Defined benefit plans:
Net unrealized loss arising during the period	(13.8)	(13.8)	(5.4)	19.2	(13.8)
Reclassification of actuarial losses into earnings	0.3	0.3	0.4	(0.7)	0.3
Other comprehensive loss	(60.4)	(63.4)	(54.9)	118.3	(60.4)
Comprehensive loss	$(2.7)	$74.8	$50.6	$(125.4)	$(2.7)

Condensed Consolidating Statement of Cash Flows
Year Ended December 31, 2013
(in millions)

	Parent	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Total Company
Net cash (used in) provided by operating activities	$(144.6)	$31.4	$314.1	$—	$200.9
Cash flows from investing activities:
Intercompany investing transactions	268.6	288.9	—	(557.5)	—
Acquisitions of businesses	—	(32.5)	(11.9)	—	(44.4)
Capital expenditures	—	(20.3)	(25.0)	—	(45.3)
Proceeds from sales of property and equipment	—	0.2	—	—	0.2
Net cash provided by (used in) investing activities	268.6	236.3	(36.9)	(557.5)	(89.5)
Cash flows from financing activities:
Intercompany financing transactions	—	(268.6)	(288.9)	557.5	—
Proceeds from debt	371.1	—	65.4	—	436.5
Repayment of debt	(489.2)	—	(57.5)	—	(546.7)
Other financing activities, net	(7.1)	0.1	(0.7)	—	(7.7)
Net cash used in financing activities	(125.2)	(268.5)	(281.7)	557.5	(117.9)
Effect of exchange rate changes on cash	—	—	2.3	—	2.3
Net decrease in cash and cash equivalents	(1.2)	(0.8)	(2.2)	—	(4.2)
Cash and cash equivalents beginning of period	1.2	3.3	135.3	—	139.8
Cash and cash equivalents end of period	$—	$2.5	$133.1	$—	$135.6

Condensed Consolidating Statement of Cash Flows
Year Ended December 31, 2012
(in millions)

	Parent	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Total Company
Net cash (used in) provided by operating activities	$(178.7)	$93.3	$120.1	$—	$34.7
Cash flows from investing activities:
Intercompany investing transactions	114.5	37.7	—	(152.2)	—
Acquisitions of businesses	—	(11.2)	(102.1)	—	(113.3)
Capital expenditures	—	(35.5)	(16.3)	—	(51.8)
Proceeds from sales of property and equipment	—	3.0	—	—	3.0
Other investing activities, net	—	1.2	—	—	1.2
Net cash provided by (used in) investing activities	114.5	(4.8)	(118.4)	(152.2)	(160.9)
Cash flows from financing activities:
Intercompany financing transactions	—	(114.5)	(37.7)	152.2	—
Proceeds from debt	1,321.7	—	102.4	—	1,424.1
Repayment of debt	(1,212.4)	(0.2)	(74.4)	—	(1,287.0)
Other financing activities, net	(43.9)	(0.7)	5.8	—	(38.8)
Net cash provided by (used in) financing activities	65.4	(115.4)	(3.9)	152.2	98.3
Effect of exchange rate changes on cash	—	—	3.1	—	3.1
Net increase (decrease) in cash and cash equivalents	1.2	(26.9)	0.9	—	(24.8)
Cash and cash equivalents beginning of period	—	30.2	134.4	—	164.6
Cash and cash equivalents end of period	$1.2	$3.3	$135.3	$—	$139.8

Condensed Consolidating Statement of Cash Flows
Year Ended December 31, 2011
(in millions)

	Parent	Subsidiary Guarantors	Non-Guarantor Subsidiaries	Eliminations	Total Company
Net cash (used in) provided by operating activities	$(164.3)	$192.0	$111.6	$—	$139.3
Cash flows from investing activities:
Intercompany investing transactions	198.0	107.5	—	(305.5)	—
Acquisitions of businesses	(28.9)	(62.2)	(77.4)	—	(168.5)
Capital expenditures	—	(28.5)	(14.0)	—	(42.5)
Proceeds from sales of property and equipment	—	—	1.8	—	1.8
Net cash provided by (used in) investing activities	169.1	16.8	(89.6)	(305.5)	(209.2)
Cash flows from financing activities:
Intercompany financing transactions	—	(198.0)	(107.5)	305.5	—
Proceeds from debt	440.9	—	104.2	—	545.1
Repayment of debt	(458.8)	(0.3)	(1.7)	—	(460.8)
Other financing activities, net	12.7	9.2	(15.9)	—	6.0
Net cash (used in) provided by financing activities	(5.2)	(189.1)	(20.9)	305.5	90.3
Effect of exchange rate changes on cash	—	—	2.1	—	2.1
Net (decrease) increase in cash and cash equivalents	(0.4)	19.7	3.2	—	22.5
Cash and cash equivalents beginning of period	0.4	10.5	131.2	—	142.1
Cash and cash equivalents end of period	$—	$30.2	$134.4	$—	$164.6

Schedule II – Valuation and Qualifying Accounts
VWR FUNDING, INC.
For the Years Ended December 31, 2013, 2012 and 2011

	Balance at Beginning of Year	Charged to Income	Foreign Currency Translation Adjustment	Increases (Deductions) From Reserves	Balance at End of Year
	(In millions)
Year ended December 31, 2013
Allowance for doubtful receivables (1)	$14.4	$0.1	$0.3	$—	$14.8
Valuation allowance on deferred taxes (2)	$95.4	$12.5	$4.0	$7.4	$119.3
Year ended December 31, 2012
Allowance for doubtful receivables (1)	$10.5	$4.0	$0.6	$(0.7)	$14.4
Valuation allowance on deferred taxes (2)	$79.7	$4.5	$0.7	$10.5	$95.4
Year ended December 31, 2011
Allowance for doubtful receivables (1)	$9.1	$3.3	$(0.4)	$(1.5)	$10.5
Valuation allowance on deferred taxes (2)	$67.5	$2.1	$(2.3)	$12.4	$79.7

(1)	Deductions from reserves indicates bad debts charged off, less recoveries.

(2)	Increases from reserves relates to the establishment of valuation allowances primarily related to intercompany transactions, foreign taxes and state net operating losses.